UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMNITEK ENGINEERING CORP.
(Exact name of Registrant as specified in its charter)

California (State of Incorporation)	42300 (Primary Standard Industrial Code)	33-0984450 (IRS Employee Identification No.)

1945 S. Rancho Santa Fe Road
San Marcos, California
 760-591-0089

(Address and telephone number of registrant’s principle executive offices)

Werner Funk, Chief Executive Officer
1945 S. Rancho Santa Fe Road
San Marcos, California 92078
 760-591-0089

(Name, address, and telephone number of agent for service)

Copies to:
George G. Chachas, Esq.
J. Anthony Rolfe, Esq.
Chachas Law Group P.C.
2445 Fifth Avenue, Suite 440
San Diego, CA 92101
(619) 239-2900

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)		Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, no par value	2,602,246	$3.10	(2)	$8,066,962	$924.47

Common Stock, no par value, underlying investor’s warrants	2,602,246	$3.88	(3)	$10,096,716	$1,157.08

Common Stock, no par value, underlying placement agent’s warrants	78,067	$3.88	(3)	$302,900	$34.72
Total	5,282,559			$18,466,578	$2,116.27

(1)   This Registration Statement covers the resale by our selling shareholders of (1) up to 2,602,246 shares of common stock issued at a price of $2.12 per share (the “Purchased Shares”), (2) up to 2,602,246 shares of common stock issuable upon exercise of outstanding investor’s warrants (the “Investor Warrants”) at an exercise price of $3.88 per share, that were issued in pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) in connection with the private placement closed on April 9, 2012, and (3) up to 78,067 shares of common stock issuable upon exercise of placement agent’s warrants (the “Placement Agent Warrants”) in pursuant to an engagement agreement (the “Engagement Agreement”) dated December 14, 2011.  (The Investor Warrants and Placement Agent Warrants referred to collectively as the “Warrants” and the shares of common stock issuable under the Warrants, the “Warrant Shares”).  In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)   Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee based upon the average of the high and low prices reported on the OTC Bulletin Board as of May 14, 2012.

(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).  The proposed maximum offering price is determined by the offering price of the common stock in the private placement completed on April 9, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PRELIMINARY PROSPECTUS

Subject to completion, dated May ____, 2012

OMNITEK ENGINEERING CORP.

5,282,559 SHARES OF COMMON STOCK

This prospectus covers the resale by selling stockholders beginning on page 12 of up to 5,282,559 shares of our common stock, no par value, which includes (1) 2,602,246 shares of common stock issued at a price of $2.12 per share, and (2) 2,602,246 shares of common stock issuable upon exercise of the outstanding Investor Warrants at an exercise price of $3.88 per share, that were issued in connection with the private placement closed on April 9, 2012; and (3) 78,067 shares of common stock issuable upon exercise of Placement Agent Warrants  in pursuant to the Engagement Agreement dated December 14, 2011.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the selling stockholders. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling stockholders are exercised for cash.

The selling stockholders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board (“OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling stockholders. The selling stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the selling stockholders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “OMTK.OB.” On May 14, 2012, the closing price of our common stock was $3.10 per share. These prices will fluctuate based on the demand for our common stock.

An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May ___, 2012

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC.  Under this registration process, the selling shareholders may, from time to time, offer and sell up to 5,282,559 shares of our common stock, as described in this prospectus, in one or more offerings.  This prospectus provides you with a general description of the securities the selling shareholders may offer.  You should read this prospectus carefully before making an investment decision.

You may only rely on the information contained in this prospectus or that we have referred you to.  We have not authorized anyone to provide you with additional or different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances or any jurisdiction in which such offer or solicitation is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock.  The rules of the SEC may require us to update this prospectus in the future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding our company that include, but are not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other sections in this prospectus. You should read this prospectus and the documents we refer to thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance.

This prospectus contains statistical data we obtained from various publicly available government publications and industry-specific third party reports. Statistical data in these publications also include projections based on a number of assumptions. The markets for our products may not grow at the rate projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our securities. In addition, the rapidly changing nature of our customers’ industries results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our markets. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Unless otherwise indicated, information in this prospectus concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. None of the independent industry publication market data cited in this prospectus was prepared on our or our affiliates’ behalf.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, unless otherwise noted, we refer to Omnitek Engineering Corp. as “Omnitek,” “our company,” the “company,” “we,” “us,” and “our.”

Our Company

Omnitek Engineering, Corp., a California Corporation, began operations on October 10, 2001, and was a spin-off from Nology Engineering, Inc., a manufacturer in the automotive aftermarket parts industry and the developer/manufacturer of the patented “HotWires” spark plug wires.  We currently conduct our business activities at our offices at 1945 S. Rancho Santa Fe Road, San Marcos, California, 92078, which consists of approximately 12,000 square feet of industrial space.

On November 3, 2006, Omnitek acquired Pensare, Inc., via the merger of Pensare with and into Omnitek, which included related technology and a customer list in exchange for the issuance of 300,000 shares of the Company’s common stock.  Omnitek continued as the surviving corporation and the separate existence of Pensare ceased.  The acquired technology is used on new engines and diesel-to-natural gas conversions.

We presently maintain our principal offices at 1945 S. Rancho Santa Fe Road, San Marcos, California 92078. Our telephone number is (760) 591-0089.  Our corporate internet address is http://www.omnitekcorp.com. The reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Overview of our Business

Omnitek is in the alternative fuels engines industry.  Omnitek develops and supplies new natural gas engines, advanced engine management systems for gaseous fuels, and is the manufacturer of a proprietary technology used to convert old or new diesel engines to operate on natural gas or propane.  Omnitek products are available for both stationary applications (generator sets) and the global truck and bus markets, including light commercial vehicles, minibuses, heavy trucks and municipal buses.

As the price of crude oil remains high and the threat of global warming and air pollution remain a public concern, the search for cheaper cleaner burning alternative fuels has become more important.  Natural gas has emerged as one solution to these challenges.  Readily available in many countries from indigenous sources, natural gas is relatively inexpensive and clean burning when compared to gasoline or diesel.  Worldwide, on average compressed natural gas (“CNG”) is 40% - 70% less than the cost of diesel per similar unit volume.  The average CNG equivalent in the United States is currently priced more than 50% less than its diesel counterpart.  Omnitek has developed a system to convert any existing diesel engine to an engine that will operate on natural gas at a cost lower than that required to purchase a new natural gas engine.

Every year thousands of diesel engines are rebuilt.  The cost to convert a diesel engine to operate on natural gas using our conversion kit is an additional $6,000 to $8,000 to the cost of rebuilding depending on the size and power requirements of the engine.  To the Company’s knowledge the only natural gas engines currently available from an OEM manufacturer in the United States is the 8.9 liter Cummins engine model ISL which costs in excess of $65,000 and the new Emissions Solutions Inc. engine available from Navistar which is $45,000.  When local emission standards, or other conditions, require the use of a new engine, Omnitek can deliver complete new natural gas engines as well.

Registration of Shares; Private Placement

We are registering for resale 5,282,559 shares of our common stock issued or issuable upon the exercise of warrants as a result of the following transactions:

On December 14, 2011 we entered into an engagement agreement (the “Engagement Agreement”) with Merriman Capital, Inc., to act as our exclusive placement agent (the “Placement Agent”) in connection with an offering of the Company’s securities (the “Private Placement”).  On April 9, 2012 (the “Closing Date”), pursuant to a Securities Purchase Agreement (the “Purchase Agreement ”), the Company completed the closing of the Private Placement for total subscription proceeds of $5,516,762 through the issuance of (1) 2,602,246 shares of our common stock at a price of $2.12 per share (the “Purchased Shares”) and (2) five-year warrants (the “Investor Warrants”) exercisable into 2,602,246 shares of common stock (the “Investor Warrants Shares”) equal to 100% of the Purchased Shares at an exercise price of $3.88 per share to certain accredited investors (the “Investors”).   The number of shares of common stock to be received upon the exercise of the Investor Warrants and the exercise price of the Investor Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

In connection with the Private Placement, we granted the Investors registration rights pursuant to a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”), in which we agreed to register (1) 100% of the Purchased Shares; (2) all Investor Warrant Shares then issuable upon exercise of the Investor Warrants (assuming on such date the Investor Warrants are exercised in full without regard to any exercise limitations therein) and (3) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing (the “Registrable Securities”) on a registration statement or registration statements (the “Registration Statements”) to be initially filed with the Securities and Exchange Commission (the “SEC”) within forty-five (45) calendar days after the Closing Date (the “Filing Date”) and use our best efforts to have it declared effective within 120 calendar days after the Closing Date or within such other applicable Effectiveness Date as provided in the Registration Rights Agreement.

Pursuant to the terms of the Engagement Agreement, for the Placement Agent’s service we paid a cash placement fee of $386,173, representing 7% of the aggregate purchase price paid by Investors that were placed in the Private Placement.  Pursuant to the terms of the Engagement Agreement, the Company also issued to the Placement Agent at the Closing Date warrants to purchase the number of shares of common stock of the Company equal to 3% of the aggregate number of Purchased Shares (i.e. 78,067), which shall have the same terms, including exercise price and registration rights, as the Investor Warrants issued to Investors in the Private Placement (the “Placement Agent Warrants”)

Summary of Offering

Common stock offered by the Company	None

Common stock offered by Selling Stockholders
5,282,559 shares of common stock, which includes (i) 2,602,246 shares of common stock, (ii) 2,602,246 shares of common stock issuable upon exercise of the Investor Warrants, and (iii) 78,067 shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common Stock currently outstanding(1)	19,749,582 shares

Common stock outstanding after offering(2)	22,429,895 shares

Use of Proceeds
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.  Upon exercise of the Warrants we will receive $3.88 per share or such lower price as may result from the anti-dilution protection features of such warrants.  However, in the event there is not a current and effective registration statement covering the shares issuable upon exercise of the Warrants at any time during the applicable exercise period, then such Warrants may be exercised on a cashless basis, in which case we will receive no proceeds.  Any proceeds from the exercise of such Warrants, if any, will be used for working capital.

Terms of Warrants
Exercisability
Each warrant is exercisable for one share of Common Stock for a five-year period ending April 8, 2017. In the event that there is not an effective registration statement covering the resale of the shares issuable on exercise of the Warrants, the holders may be exercised on a cashless basis for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of the common stock by (y) the fair market value of the common stock, pursuant to the warrant agreement.  “Fair market value” is defined as the average of the closing prices for the five Trading Days immediately prior to (but not including) the date of exercise.

Price	$3.88 per share, subject to adjustment for stock splits, combinations and similar recapitalization events, and as may result from the anti-dilution protection features of such warrants.

OTCBB Trading Symbol	OMTK.OB
(1) Based on the number of shares outstanding as of May 14, 2012, not including 5,545,313 shares issuable upon exercise of options and warrants to purchase our common stock, including the Investor and Placement Agent Warrants.
(2) Assumes full exercise of the Warrants held by the Selling Stockholders (and excluding all other outstanding options and warrants).

RISK FACTORS

Investment in our common stock involves significant risk. You should carefully consider the information described in the following risk factors, together with the other information appearing elsewhere in this prospectus, before making an investment decision regarding our common stock. If any of the events or circumstances described in these risks actually occur, our business, financial conditions, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or a part of your investment in our common stock.

Risks Related to Our Business

The global economic crisis could result in decreases in customer spending

The Company operates in competitive and evolving markets locally, nationally and globally.  These markets are subject to rapid technological change and changes in demand.  In seeking market acceptance, the Company will encounter competition from many sources, including other well-established and dominant larger providers such as Bosch, Siemens, Cummings, Volvo and Mercedes.  Many of these competitors have substantially greater financial, marketing and other resources than does Omnitek. The Company’s revenue could be materially adversely affected if it is unable to compete successfully with these other providers.  The current economic climate has resulted in a decrease in customer spending, and the Company is facing more competition as a result.

There is uncertainty relating to the ability of the company to enforce its rights under the content partner agreements

Many of the partner agreements are with foreign entities and are governed by the laws of foreign jurisdictions.  If a partner breaches a partner agreement, then the Company will incur the additional costs of determining its rights and obligations under the agreement, under applicable foreign laws, and enforcing the agreement in a foreign jurisdiction.  Many of the jurisdictions to which partner agreements are subject do not have sophisticated and/or impartial legal systems and the Company may face practical difficulties in enforcing any of its rights in such jurisdictions.  The Company may not be able to enforce such rights or may determine that it would be too costly to enforce such rights.  In addition, some of the partner agreements contain arbitration provisions that govern disputes under the agreements and there is uncertainty with respect to the enforceability of such arbitration provisions under the laws of related foreign jurisdictions.  If a dispute were to arise under a partner agreement and the related arbitration provision was not effective, then the Company would be exposed to the additional costs of settling the dispute through traditional legal avenues rather than through an arbitration process.

The Company may be subject to other third-party intellectual property rights claims

Companies in our industry often own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights.  As The Company faces increasing competition, the possibility of intellectual property rights claims against it grows. The Company’s technologies may not be able to withstand third-party claims or rights against their use. Intellectual property claims, whether having merit or otherwise, could be time consuming and expensive to litigate or settle and could divert management resources and attention.  In addition, many of the Company’s agreements require the Company to indemnify them for third-party intellectual property infringement claims, which could increase the Company’s costs as a result of defending such claims and may require that the Company pay the damages if there were an adverse ruling in any such claims.  If litigation is successfully brought by a third party against the Company in respect of intellectual property, the Company may be required to cease distributing or marketing certain products or obtain licenses from the holders of the intellectual property at material cost, redesign affected products in such a way as to avoid infringing intellectual property rights, any or all of which could materially adversely affect the Company’s business, financial condition and results of operations.  If those intellectual property rights are held by a competitor, the Company may be unable to obtain the intellectual property at any price, which could also adversely affect the Company’s competitive position.  An adverse determination could also prevent the Company from offering its products.  Any of these results could harm the Company’s business, financial condition and results of operations.

The Company is subject to foreign business, political and economic disruption risks

The Company contracts with various entities from around the world.  As a result, The Company is exposed to foreign business, political and economic risks, which could adversely affect the Company’s financial position and results of operations, including:

•	difficulties in managing partner relationships from outside of a partner’s jurisdiction;
•	political and economic instability;
•	less developed infrastructures in newly industrializing countries;
•	susceptibility to business interruption in foreign areas due to war, terrorist attacks, medical epidemics, changes in political regimes, and general interest rate and currency instability;
•	exposure to possible litigation or claims in foreign jurisdictions; and,
•	competition from foreign-based providers and the existence of protectionist laws and business practices that favor such providers.

Early stage of the Company and its products

The Company has generated limited revenue from operations, and may not generate any significant or sufficient revenue from its current operations to continue future operations.  A very limited number of Company products are currently in the marketplace.  However, to achieve profitable operations, the Company, alone or with others, must successfully initiate and maintain sales and distribution of its products.  The time frame necessary to achieve market success for any individual product is uncertain.  There can be no assurance that the Company's efforts will be successful, that any of the Company's products will prove to meet the anticipated levels of approval or effectiveness, or that the Company will be able to obtain and sustain customer as well as distribution approval.

The Company’s results can also be affected by the ability of competition to introduce new products that have advantageous technology or the competition's ability to adjust its pricing to reduce our competitive advantage.  Results will also be affected by strategic decisions made by the management regarding product volume, mix, and timing of orders received during operations.  See “Description of Business.”

Uncertainty of future profitability

The Company will require the commitment of substantial resources to increase its advertising, marketing and distribution of its existing products.  While the Company believes that the additional advertising, marketing and distribution will further enhance the Company's profitability, there can be no assurance the Company's products will meet the expectations and effectiveness required to be competitive in its market place, that the Company will enter into arrangements for commercialization, market its products successfully, or achieve customer acceptance.

Future capital requirements; uncertainty of future funding

Substantial expenditures will be required to enable the Company to conduct existing product research, manufacturing, marketing and distribution of its products and Intellectual Property.  The Company may need to raise additional capital to facilitate growth and support its long-term manufacturing, and marketing programs.  The Company has no established bank-financing arrangements and until the Company has sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that the Company will secure any bank financing in the near future.  Therefore, it is likely that the Company may need to seek additional financing through subsequent future public or private sales of its securities, including equity securities.  The Company may also seek funding for the manufacturing, and marketing of its products through strategic partnerships and other arrangements with corporate partners.  There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to the Company, if at all.  Any such additional financing may result in significant dilution to existing stockholders.  If adequate funds are not available, the Company may be required to curtail one or more of its programs.  The Company's future cash requirements will be affected by the revenue generated from the sale of its products, the costs of production and marketing, as well as relationships with corporate partners, changes in the focus and direction of the Company's programs, competitive and technological advances, and other factors.

Dependence on others; manufacturing capabilities and limited distribution capabilities

An important element of the Company's strategy for the marketing and release of its products is to enter into various arrangements with distribution and retail partners.  The success and commercialization of the Company's products will be dependent, in part, upon the Company's ability to enter into such arrangements and upon the ability of these third parties to perform their responsibilities.  Although the Company believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company.  There can be no assurance that any such arrangements will be available on terms acceptable to the Company, if any at all, and that such parties will perform their obligations as expected, or that any revenue will be derived from such arrangements.  If the Company is not able to enter into such arrangements, it could encounter delays in introducing its products into the market.  See “Business.”

The Company plans to assemble its product line in-house after receiving components from outside vendors.  Other products or components for future products may be produced or manufactured by outside companies for the Company.  Therefore, the Company may be dependent on contract manufacturers for the production and manufacturing of certain products or components for products.  In the event that the company is unable to obtain or retain the necessary manufacturers for components or products on acceptable terms, it may not be able to continue to commercialize and market its products as planned.  The manufacture of the Company's products will be subject to current good manufacturing practices (“GMP”) requirements prescribed by the Company in order to meet the specifications and other standards prescribed by the Company to satisfy the anticipated and appropriate levels of operations and effectiveness when in use.  There can be no assurance that the Company will be able to i) obtain adequate supplies of its products in a timely fashion at acceptable quality and prices, ii) enter into arrangements for the manufacture of its products with manufacturers whose facilities and procedures comply with the Company's GMP or other regulatory requirements, should any such regulatory requirements arise, iii) or that manufacturers will continue to comply with such standards, or iv) that such manufacturers will be able to adequately supply the Company with its product needs.  The Company's dependence upon others for the manufacture of its proposed products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis.

In addition, the Company does not now have, nor does it have current plans to acquire or obtain, the facilities, or personnel necessary to conduct its own full-scale distribution of its products.  Consequently, the Company will have to rely on existing commercial distribution channels for the sale of its products.  There can be no assurance that the Company will be able to secure sufficient distribution of any of its products on acceptable terms.

Approximately seven customers accounted for 65% of revenue for the year ended December 31, 2011, and loss of any of these customers could adversely affect our results of operations, financial condition, and profitability

  These customers are free to purchase conversion kits and new natural gas engines from our competitors who may have more established distribution channels and other competitive advantages, such as price.  In addition, our customers’ need for our conversion kits and new natural gas engines depends on the worldwide and regional fuel prices, and the various governmental regulations. If any of the latter factors change significantly, our customers’ demand for our products might decline substantially.

The loss of any of these customers would be expected to have a materially adverse effect on our results of operations and financial condition.  At the minimum, it would have a materially adverse effect on our operations during the short-term until we are able to generate replacement customers.  For more information about dependence on a few major customers, please see “Description of Business - Dependence on One or Few Major Customers.”

Dependence on a limited number of qualified suppliers of components and equipment could lead to delays, lost revenue or increased costs.

Our future operating results may depend substantially on our suppliers’ ability to supply us with components in sufficient volumes to meet our production requirements.  Some components that we use are available from only a single or limited number of qualified suppliers.  If there is a significant simultaneous upswing in demand for such a component from several high volume industries resulting in a supply reduction, if a component is otherwise in short supply, or if a supplier has a quality issue with a component, we may experience delays or increased costs in obtaining that component.  If we are unable to obtain sufficient quantities used in the components, or other necessary components, we may experience production delays which could cause us loss of revenue.  If a component becomes unavailable, we could suffer significant loss of revenue.  Each of the following could also significantly harm our operating results:

•	an unwillingness of a supplier to supply such components to us;
•	consolidation of key suppliers;
•	failure of a key supplier’s business process;
•	a key supplier’s or sub-supplier’s inability to access credit necessary to operate its business; or
•	failure of a key supplier to remain in business.

Risk of technological obsolescence and competition

The Company operates in an ever evolving field.  Developments are expected to continue at a rapid pace in the industry in general.  Competition from other large companies, joint ventures, research and academic institutions and others is intense and expected to increase.  Many of these companies and institutions have substantially greater capital resources, research and development staffs and facilities than the Company, and many have substantially greater experience in conducting testing, manufacturing and marketing of products.  These entities represent significant long-term competition for the Company.  There can be no assurance that developments by others will not render the Company's technologies and future products obsolete or noncompetitive.  In addition, the Company's competitors might succeed in developing or purchasing technologies and products that are more effective than those that are being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive.  See “Business – Competition.”

Dependence upon key personnel

The Company's success in developing marketable products and achieving a competitive position will depend, in part, on its ability to retain qualified engineers, management and marketing personnel and in particular, to retain the services of Werner Funk, whose services the Company is totally reliant on for the development of products for the Company.  In the event of the death, incapacity or departure of Mr. Funk from the Company, it is unlikely that we would be able to continue conducting our business plan.  Even if we are able to find additional personnel to replace Mr. Funk it is uncertain whether we could find someone who could develop our business along the lines described in this report.  We will fail without Mr. Funk or an appropriate replacement. We have acquired “key–man” life insurance on the life of Mr. Funk naming the Company as the beneficiary however there is no guarantee that this policy would be adequate to allow the Company to continue to operate in the event Mr. Funk should be unable to continue in his current position due to death, incapacity or some other unforeseen event.  Additionally, Janice Quigley provides financial management expertise to the Company.  In the event of the death, incapacity or departure of Mrs. Quigley from the Company, the Company would suffer a material hardship until such time as an appropriate replacement can be hired.

The Company has Employment Agreements in place with Mr. Funk and Ms. Quigley that provides for continued service in their current capacities through November of 2012 and thereafter on a year to year basis.  See “Narrative Disclosure to Summary Compensation Table” for details of Employment Agreements.

Changes of prices for products

While the prices of the Company's products are projected to be in line with those from market competitors, there can be no assurance that they will not decrease in the future.  Competition may cause the Company to lower prices in the future.  Moreover, it is difficult to raise prices even if internal costs increase.

Creditworthiness of distributors is an ongoing concern

The Company may not always be able to collect all of the funds owed to it by its distributors.  Some distributors may experience financial difficulties which may adversely impact our collection of accounts receivable.  We regularly review the collectability and creditworthiness of our distributors to determine an appropriate allowance for credit to such distributors.  If our uncollectible accounts exceed that amount for which we have planned, this would adversely impact our operating results. The Company tries to minimize this concern by selling most of its products by way of prepaid purchase orders.

C Corporation tax status

The Company is presently a C Corporation under the Internal Revenue Code of 1986.  All items of income and loss of the Company are taxed first at the corporate level and any dividends distributed to shareholders are taxed at the shareholder level as well.

Limited current sales and marketing capability

Though the Company has key personnel with experience in sales, marketing and distribution to market its products, the Company must either retain and hire the necessary personnel to distribute and market its products or enter into collaborative arrangements or distribution agreements with third parties who will market such products or develop their own marketing and sales force with technical expertise and supporting distribution capability.  There can be no assurance that the Company will be able to retain or hire the personnel with sufficient experience and knowledge to distribute and market its products or be able to enter into collaborative or distribution arrangements or develop its own sales force, or that such sales and marketing efforts, including the efforts of the companies with which the Company has entered into collaborative agreements, will be successful.

We incur significant costs as a result of our operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company with substantial operations, we incur increased legal, accounting and other expenses. The costs of preparing and filing annual, quarterly and current reports, proxy statements and other information with the SEC and furnishing audited reports to shareholders is time-consuming and costly.

It will also be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Certain members of our management have limited or no experience operating a company whose securities are listed on a national securities exchange or with the rules and reporting practices required by the federal securities laws and applicable to a publicly traded company. We will need to recruit, hire, train and retain additional financial reporting, internal control and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately. Any inability to report and file our financial results accurately and timely could harm our business and adversely affect the trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC. At present, we have instituted internal controls, but it may take time to implement them fully as a newly public company. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls and procedures will prevent all possible errors. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the possibility that judgments in decision-making can be faulty and subject to simple error or mistake. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

Risks Related to Our Securities

Trading and limited market

At the present time, the Company’s common stock is traded on the OTCBB under the symbol OMTK.OB.  There is currently a limited public market for the Common Stock and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained.  However, should such a market arise, the possibility or actual sale into the market of shares of the Company's Common Stock as permitted under Rule 144 of the Securities Act of 1933 may adversely affect prevailing market prices, if any, for the Company's Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.  In order to qualify for unrestricted resale of Common Stock under Rule 144, certain holding periods must be met and a legal opinion setting forth the exemption from registration must be provided.  Further, there is no assurance that Rule 144 will be applicable to the Company and investors may not be able to rely on its provisions now or in the future.  In addition, sales of significant amounts of Common Stock by the Company subsequent to this offering could have an adverse effect on the market price, if any, for the Company's securities.

No dividends

No cash dividends have been paid.  Payment of dividends on the Common Stock is within the discretion of the Board of Directors, is subject to state law, and will depend upon the Company's earnings, if any, its capital requirements, financial condition and other relevant factors.

Possible volatility of stock price

The market price of the Company’s securities is likely to be highly volatile.  Factors such as the market acceptance of the Company's products, success of distribution channels or its competitors, announcements of technological innovations or new commercial products by the Company or its competitors, developments in trademark, patent or other proprietary rights of the Company or its competitors, and fluctuations in the Company's operating results may have a significant effect on the market price of the Common Stock.  In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of many companies and which have often been unrelated to the operating performance of these companies.  These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price, if a market develops, of the Common Stock.  See “Description of Capital Stock.”

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 which require us to incur audit fees and legal fees in connection with the preparation of such reports.  These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.  In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis.  Moreover, our legal counsel will have to review and assist in the preparation of such reports.  The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys.  However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.  We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended by SEC Release 33-8889 on February 1, 2008, we were be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of the year ending December 31, 2011.  Furthermore, in the following year, our independent registered public accounting firm will be required to report separately on whether it believes that we have maintained, in all material respects, effective internal control over financial reporting.  We have not yet completed any assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management’s time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.  During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Management believes that these reporting obligations will increase the Company’s annual legal and accounting costs by an estimated $25,000 and $30,000, respectively.

Penny stock regulations

If the Company's stock is below $5.00 per share, or the Company does not have $2,000,000 in net tangible assets, or is not listed on an exchange or on the NASDAQ National Market System, among other conditions, the Company's shares may be subject to a rule promulgated by the Securities and Exchange Commission (the “SEC”) that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale.  Furthermore, if the price of the Company's stock is below $5.00, and does not meet the conditions set forth above, sales of the Company's stock in the secondary market will be subject to certain additional new rules promulgated by the SEC.  These rules generally require, among other things, that brokers engaged in secondary trading of stock provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and disclosure of the sales person working for the broker-dealer.  These rules and regulations may affect the ability of broker-dealers to sell the Company's securities, thereby limiting the liquidity of the Company's securities.  They may also affect the ability of shareholders to resell their securities in the secondary market.

Future sales of shares of our common stock by our shareholders could cause our stock price to decline.

Future sales of shares of our common stock could adversely affect the prevailing market price of our stock. If our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Moreover, the perception in the public market that shareholders might sell shares of our stock could depress the market for our shares. If such shareholders sell substantial amounts of our common stock in the public market, such sales could create a circumstance commonly referred to as an “overhang,” in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price we deem reasonable or appropriate.

We may issue additional shares of our common stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our shareholders.

Although we have no commitments as of the date of this prospectus to issue our securities, we may issue a substantial number of additional shares of our common stock or debt securities to complete a business combination or to raise capital. The issuance of additional shares of our common stock may significantly reduce the equity interest of our existing shareholders and adversely affect prevailing market prices for our common stock.

USE OF PROCEEDS

We will not receive any proceeds from sale of the shares of common stock by the selling stockholders covered by this prospectus.  All proceeds from the sale of the shares of common stock offered under this prospectus will be for the account of the selling stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.”  We have agreed to bear the expenses relating to the registration of the common stock for the selling stockholders.

To the extent the selling shareholders exercise for cash all of the warrants covering the 2,680,313 shares of common stock issuable upon exercise of all of the warrants held by such selling shareholders, we would receive $10,554,814 from such exercises. The warrants may expire without having been exercised. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. We intend to use any proceeds we receive upon exercise of the warrants for general working capital and other corporate purposes.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”
DILUTION

The selling stockholders are offering for resale common shares underlying the outstanding Warrants. To the extent such Warrants are exercised, existing shareholders will experience dilution to their ownership interests in Company. The resale of the shares of the current outstanding common stock under this prospectus will not dilute the ownership interests of existing stockholders.

SELLING STOCKHOLDERS

This prospectus covers the resale by selling stockholders of up to 5,282,559 shares of common stock, comprised of (i) 2,602,246 shares of common stock held by 32 holders who were investors in our private placement, (ii) 2,602,246 shares of common stock issuable upon exercise of outstanding Investor Warrants; and (iii) 78,067 shares of common stock issuable upon exercise of Placement Agent Warrants.

The following table sets forth, as to each of the selling stockholders, the number of shares of our common and Warrants held of record as of May 14, 2012, assuming exercise of all of the warrants held by such selling stockholder on that date; the number of shares of our common stock being offered by such selling stockholder pursuant to this prospectus; and the number of shares of our common stock beneficially owned upon completion of the offering and the percentage of beneficial ownership upon completion of the offering based upon 19,749,582 shares of our common stock outstanding as of May 14, 2012, assuming full exercise of all warrants held by the selling shareholders and outstanding on that date. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(*)	Shares to be Offered	Number of Shares Beneficially Owned After Offering	Percentage Ownership After Offering (%)
Alpha Capital Anstalt(1)	929,246	929,246	0	0.00%
Pergament Multi-Strategy Opportunities, LP(2)	471,698	471,698	0	0.00%
Midsummer Small Cap Master, Ltd.(3)	377,358	377,358	0	0.00%
Anthony Low-Beer(4)	300,000	300,000	0	0.00%
First Bank & Trust of Evanston as Custodian FBO Ronald L. Chez IRA(5)	283,018	283,018	0	0.00%
Manchester Explorer LP(6)	283,018	283,018	0	0.00%
Haven Investments LLC(7)	235,850	235,850	0	0.00%
Brio Capital LP(8)	235,850	235,850	0	0.00%
Phylis Esposito(9)	200,000	200,000	0	0.00%
Richard E. Teller Revocable Trust U/D/T 1/16/04(10)	200,000	200,000	0	0.00%
ALB Private Investments LLC(11)	200,000	200,000	0	0.00%
Robert A. Stein Living Trust Dated 2/17/89 (12)	150,000	150,000	0	0.00%
Carpe Diem Opportunity Fund LP(13)	141,510	141,510	0	0.00%
Cranshire Capital Master Fund, Ltd.(14)	134,434	134,434	0	0.00%
Lincoln Park Capital Fund, LLC(15)	100,000	100,000	0	0.00%
Robert A Fink Separate Property Trust(16)	100,000	100,000	0	0.00%
Michael D. Singer(17)	100,000	100,000	0	0.00%
BRAC Kelly Family Trust U/D/T 12/7/05(18)	100,000	100,000	0	0.00%
D. Jon Merriman(19)	94,340	94,340	0	0.00%
Janise K. Bond(20)	94,340	94,340	0	0.00%
Cynthia Kohn(21)	80,000	80,000	0	0.00%
The Thunen Family Trust Dated 10/4/05(22)	60,000	60,000	0	0.00%
John Kohn(23)	50,000	50,000	0	0.00%
Helen Esposito(24)	50,000	50,000	0	0.00%
Gregory J. Chachas Family Spendthrift Revocable Trust U/D/T 12/21/1981(25)	47,170	47,170	0	0.00%
Maida Chicon(26)	40,000	40,000	0	0.00%
Clarke Family Trust UDT 10/31/2001(27)	38,000	38,000	0	0.00%
Andrew S. Keif Trust U/D/T 10/30/01(28)	38,000	38,000	0	0.00%
Howard S. Landa(29)	23,584	23,584	0	0.00%
Ryan McCormack(30)	20,000	20,000	0	0.00%
Kevin McCormack(31)	20,000	20,000	0	0.00%
Freestone Advantage Partners, LP(32)	7,076	7,076	0	0.00%
Merriman Capital, Inc.(33)	376,353	78,067	298,286	1.33%
**Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that it is a direct or indirect beneficial owner of those shares.

(1)
Consists of 464,623 shares of Common Stock and 464,623 shares of Common Stock underlying the Warrant issued to Alpha Capital Anstalt.  Konrad Ackermann is the Director of Alpha Capital Anstalt and has sole voting and dispositive power over such shares.

(2)
Consists of 235,849 shares of Common Stock and 235,849 shares of Common Stock underlying the Warrant issued to Pergament Multi-Strategy Opportunities, LP.  Arthur J. Pergament is the Chief Executive Officer of Pergament Multi-Strategy Opportunities Fund, LP and has sole voting and dispositive power over such shares.

(3)
Consists of 188,679 shares of Common Stock and 188,679 shares of Common Stock underlying the Warrant issued to Midsummer Small Cap Master, Ltd.  Each of Joshua Thomas and Michel Amsalem, the Managing Members of Midsummer Small Cap Master, Ltd., have sole voting and dispositive power over such shares.

(4)
Consists of 150,000 shares of Common Stock and 150,000 shares of Common Stock underlying the Warrant issued to Anthony Low Beer.  Anthony Low Beer has sole voting and dispositive power over such shares.

(5)
Consists of 141,509 shares of Common Stock and 141,509 shares of Common Stock underlying the Warrant issued to First Bank & Trust of Evanston Custodian FBO Ronald L. Chez, IRA.  Karen Rose is the Vice President of First Bank & Trust of Evanston and has voting and dispositive power over such shares.  Ronald L. Chez is the Co-Chairman of the Board of Directors of Merriman Holdings which has a relationship with the Company.

(6)
Consists of 141,509 shares of Common Stock and 141,509 shares of Common Stock underlying the Warrant issued to Manchester Explorer LP. James E. Besser the Managing Member and Morgan Frank the Portfolio Manager of Manchester Explorer LP each have voting and dispositive power over such shares.

(7)
Consists of 117,925 shares of Common Stock and 117,925 shares of Common Stock underlying the Warrant issued to Haven Investments, LLC.  Carpe Diem Capital Management, LLC serves as the investment and trading manager to Haven Investments, LLC.  In such capacity, Carpe Diem Capital Management, LLC may be deemed to have voting and dispositive power over such shares held by Haven Investments, LLC.  John Ziegelman is currently the Manager of Carpe Diem Capital Management, LLC and in such capacity may be deemed to have voting and dispositive power over such shares held by Haven Investments, LLC.  Mr. Ziegelman disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Exchange Act in the securities owned by Haven Investments, LLC except to the extent, if any, of his pecuniary interest therein.

(8)
Consisting of 117,925 shares of Common Stock and 117,925 shares of Common Stock underlying the Warrant issued to Brio Capital LP. Shaye Hirsch is the Managing Partner of Brio Capital LP and has voting and dispositive power over such shares.

(9)
Consists of 100,000 shares of Common Stock and 100,000 shares of Common Stock underlying the Warrant issued to Phylis Esposito.  Phylis Esposito has voting and dispositive power over such shares.  Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(10)
Consists of 100,000 shares of Common Stock and 100,000 shares of Common Stock underlying the Warrant issued to the Richard E. Teller Revocable Trust U/D/T 1/16/04.  Richard E. Teller and Kathleen A. Rogers are the Trustees of the Richard E. Teller Revocable Trust U/D/T 1/16/04 and have voting and dispositive power over such shares.

(11)
Consists of 100,000 shares of Common Stock and 100,000 shares of Common Stock underlying the Warrant issued to ALB Private Investments LLC.  Francis A. Mlynarczk Jr., is the Manager of ALB Private Investments LLC and has voting and dispositive power over such shares.

(12)
Consists of 75,000 shares of Common Stock and 75,000 shares of Common Stock underlying the Warrant issued to the Robert A. Stein Living Trust Dated 2/17/89.  Robert A. Stein is the current Trustee of the Robert A. Stein Living Trust DTD 2/17/89 and has voting and dispositive power over such shares.

(13)
Consists of 70,755 shares of Common Stock and 70,755 shares of Common Stock underlying the Warrant issued to Carpe Diem Opportunity Fund LP.  Carpe Diem Capital Management, LLC serves as the investment and trading manager to Carpe Diem Opportunity Fund LP.  In such capacity, Carpe Diem Capital Management, LLC may be deemed to have voting and dispositive power over such shares held by Carpe Diem Opportunity Fund LP.  John Ziegelman is currently the Manager of Carpe Diem Capital Management, LLC and in such capacity may be deemed to have voting and dispositive power over such shares held by Carpe Diem Opportunity Fund LP.  Mr. Ziegelman disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Exchange Act in the securities owned by Carpe Diem Opportunity Fund LP except to the extent, if any, of his pecuniary interest therein.

(14)
Consists of 67,217 shares of Common Stock and 67,217 shares of Common Stock underlying the Warrant issued to Cranshire Capital Master Fund, Ltd.  Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund.  Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund. CCA is also the investment manager for a managed account for Freestone Advantage Partners II, LP (“Freestone II”), and CCA has voting control and investment discretion over securities held by Freestone II.  Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA also may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of an additional 7,076 shares of common stock of the issuer, consisting of (i) 3,538 shares of common stock of the issuer held by Freestone II and (ii) 3,538 shares of common stock of the issuer that are issuable upon exercise of warrants held by Freestone II.

(15)
Consists of 50,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrant issued to Lincoln Park Capital Fund, LLC. Joshua Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital Fund, LLC each have voting and dispositive power over such shares.

(16)
Consists of 50,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrant issued to the Robert A. Fink Separate Property Trust.  Robert A. Fink is the current Trustee of the Robert A. Fink Separate Property Trust and has voting and dispositive power over such shares.

(17)	Consists of 50,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrant issued to Michael D. Singer. Michael D. Singer has voting and dispositive power over such shares.

(18)
Consists of 50,000 shares of Common Stock and 50,000 shares of Common Stock underlying the Warrant issued to the BRAC Kelly Family Trust UDT 12/7/05.  Brian M. Kelly and Romina Kelly are the current Trustees of the BRAC Kelly Family Trust UDT 12/7/05 and have voting and dispositive power over such shares.

(19)	Consists of 47,170 shares of Common Stock and 47,170 shares of Common Stock underlying the Warrant issued to D. Jon Merriman. D. Jon Merriman has voting and dispositive power over such shares.

(20)	Consists of 47,170 shares of Common Stock and 47,170 shares of Common Stock underlying the Warrant issued to Janise K. Bond. Janise K. Bond has voting and dispositive power over such shares.

(21)
Consists of 40,000 shares of Common Stock and 40,000 shares of Common Stock underlying the Warrant issued to Cynthia Kohn.  Cynthia Kohn has voting and dispositive power over such shares. Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(22)
Consists of 30,000 shares of Common Stock and 30,000 shares of Common Stock underlying the Warrant issued to the Thunen Family Trust Dated 10/4/05.  Garret G. Thunen and Carol Thunen are the current Trustees of the Thunen Family Trust Dated 10/4/05 and have voting and dispositive power over such shares. Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(23)
Consists of 25,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrant issued to John Kohn.  John Kohn has voting and dispositive power over such shares. Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(24)
Consists of 25,000 shares of Common Stock and 25,000 shares of Common Stock underlying the Warrant issued to Helen Esposito.  Helen Esposito has voting and dispositive power over such shares. Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(25)
Consists of 23,585 shares of Common Stock and 23,585 shares of Common Stock underlying the Warrant issued to the Gregory J. Chachas Family Spendthrift Revocable Trust U/D/T 12/21/1981.  Gregory J. Chachas and Mary P. Chachas are the current Trustees of the Gregory J. Chachas Family Spendthrift Revocable Trust U/D/T 12/21/1981 and have voting and dispositive power over such shares.

(26)
Consists of 20,000 shares of Common Stock and 20,000 shares of Common Stock underlying the Warrant issued to Maida Chicon.  Maida Chicon has voting and dispositive power over such shares.  Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(27)
Consists of 19,000 shares of Common Stock and 19,000 shares of Common Stock underlying the Warrant issued to the Clark Family Trust U/D/T 10/31/2001.  David Clark and Tracey Clark are the current Trustees of the Clark Family Trust U/D/T 10/31/2001 and have voting and dispositive power over such shares.

(28)
Consists of 19,000 shares of Common Stock and 19,000 shares of Common Stock underlying the Warrant issued to the Andrew S. Keif Trust U/D/T 10/30/2001.  Andrew S. Keif is the current Trustee of the Andrew S. Keif Trust U/D/T 10/30/2001 and has voting and dispositive power over such shares.

(29)	Consists of 11,792 shares of Common Stock and 11,792 shares of Common Stock underlying the Warrant issued to Howard S. Landa. Howard S. Landa has voting and dispositive power over such shares.

(30)
Consists of 10,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrant issued to Ryan McCormack.  Ryan McCormack has voting and dispositive power over such shares.  Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(31)
Consists of 10,000 shares of Common Stock and 10,000 shares of Common Stock underlying the Warrant issued to Kevin McCormack.  Kevin McCormack has voting and dispositive power over such shares. Anthony Low-Beer, Partner of Scarsdale Equities, LLC also has dispositive power over such shares.

(32)
Consists of 3,538 shares of Common Stock and 3,538 shares of Common Stock underlying the Warrant issued to Freestone Advantage Partners II, LP.  Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of a managed account for Freestone Advantage Partners II, LP (“Freestone II”) and has voting control and investment discretion over securities held in by Freestone II in such managed account. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Freestone II in such managed account.   CCA is also the investment manager (Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and CCA has voting control and investment discretion over securities held by Cranshire Master Fund. Mr. Kopin, the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Cranshire Master Fund that are described in footnote 14 above.

(33)
Consists of 298,286 shares of Common Stock issued to Merriman Capital Inc., upon the cashless exercise of a prior Warrant in June 2011, and 78,067 shares of Common Stock underlying the Warrant issued to Merriman Capital, Inc.  Merriman Capital, Inc., is a registered broker-dealer and received the Warrant as compensation for serving as placement in connection with our April 2012 private placement.  D. Jon Merriman is the Chief Executive Officer of Merriman Capital, Inc., and has voting and dispositive power over such shares.

None of the selling shareholders, other than those identified by disclosure above, has, or within the past three years has had, any position, office or material relationship with us or with any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;
• to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
• broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our securities, including all material provisions of our common stock, and provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is only a summary. You should refer to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which have been incorporated by reference as an exhibit to the Registration Statement on Form 10 we filed with the SEC on April 27, 2010. The following discussion is qualified in its entirety by reference to such exhibits.

Authorized Capital Stock

We are authorized to issue one hundred twenty five million (125,000,000) shares of Common Stock, no par value per share (the "Common Stock") and twenty-five million (25,000,000) shares of preferred stock, no par value per share (the "Preferred Stock").

Capital Stock Issued and Outstanding

As of May 14, 2012, there were issued and outstanding

•	19,749,582 shares of Common Stock;

•	Options to purchase 2,620,000 shares of our common stock at exercise prices ranging $0.525 to $1.00 per share; and

•	Warrants (including the Investor and Placement Agent Warrants) to purchase 2,925,313 shares of our common stock at exercise prices ranging $0.375 to $3.88 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by holders of Common Stock. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested. Subject to the preferences applicable to Preferred Stock outstanding at any time, upon liquidation of the Company, the holders of Common Stock will share pro rata in the distribution of assets.  Holders of Common Stock have no preemptive, conversion or redemption rights.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently do not have plans to issue any shares of preferred stock.

Investor and Placement Agent Warrants

On April 9, 2012 at the closing of the Private Placement we issued five-year warrants (the “Investor Warrants”) exercisable into 2,602,246 shares of common stock equal to 100% of the Purchased Shares at an exercise price of $3.88 per share. The number of shares of common stock to be received upon the exercise of the Investor Warrants and the exercise price of the Investor Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

Merriman Capital, Inc., acted as our exclusive placement agent in connection with the Private Placement that closed on April 9, 2012.  For the Placement Agent’s service we (i) paid a cash placement fee equal to 7% of the aggregate purchase price paid by Investors, and (ii) issued to the Placement Agent s five year warrant (the “Placement Agent Warrant”) to purchase 78,067 shares of common stock (3% of the aggregate number of shares purchased by the investors in the Private Placement), which have the same terms, including exercise price and registration rights, as the Investor Warrants issued to Investors in the Private Placement.

In this prospectus, we sometimes refer to the Investor Warrants and Placement Agent Warrants as the Warrants. The material terms and provisions of the Warrants are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrant included as an exhibit to our Current Report on Form 8-K that we filed on April 6, 2012. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price of Warrants.  The warrants offered hereby will entitle the Investors and Placement Agent to purchase up to an aggregate of 2,602,246 and 78,067 shares of our common stock, respectively, at an exercise price per share of $3.88.  The warrants are exercisable for a period of five years expiring on April 8, 2017.

Exercisability.  The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise.  In the event there is not a current and effective registration statement covering the shares issuable upon exercise of the Warrants at any time during the applicable exercise period, then such Warrants may be exercised on a cashless basis, for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of the common stock by (y) the fair market value of the common stock, pursuant to the warrant agreement.  “Fair market value” is defined as the average of the closing prices for the five Trading Days immediately prior to (but not including) the date of exercise.

Registration. We have agreed to file, on or before May 27, 2012, a registration statement under the Securities Act covering 2,602,246 shares of common stock sold to Investors in the Private Placement that closed April 9, 2012 and all the shares then issuable upon exercise of the Investor Warrants and Placement Agent Warrants (assuming on such date the Investor Warrants and Placement Agent Warrant are exercised in full without regard to any exercise limitations therein). We have further agreed that we will use reasonable best efforts to cause such registration statement to be declared effective within 180 days following the closing of the Private Placement. In the event such registration statement is not declared effective by the SEC within such 180-day period, we have agreed to pay liquidated damages to each purchaser in the amount of 1% of such investors aggregate investment amount under the Private Placement for each 30-day period until the registration statement is declared effective, subject to an aggregate limit of 10% of such investor’s aggregate investment amount.

Transferability. Subject to applicable laws, warrants may be transferred at the option of the holder upon surrender of the warrants to us together with the appropriate instruments of transfer.

Adjustments. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. If we issue shares of common stock or are deemed to have issued shares of common stock at an effective price less than the then-current exercise price of the warrant, the exercise price will be reduced to such effective price.

 Listing.  There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrant and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then the holder shall have the right thereafter to receive, upon exercise of the Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the owner of the number of shares then issuable upon exercise in full of the warrant.

Exercise Limitation. A holder may not exercise its warrants if, after giving effect to the exercise, the holder and certain related parties would beneficially own more than 9.99% of our common stock.

Right as a Stockholder. Except as otherwise provided in the warrant or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Sadler, Gibb & Associates, LLC, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Principal Products or Services

Omnitek sells three main products at this time.

•	A conversion kit for converting a rich-burn natural gas engine to a lean-burn natural gas engine;
•	A conversion kit for converting a diesel engine to run on natural gas; and
•	New complete natural gas engines.

Conversion Kits (Rich-to-Lean Burn Natural Gas) - Omnitek offers conversion kits which convert rich burning natural gas engines to lean burning natural gas engines.  The terms “rich-burn” and “lean-burn” refer to the air-to-fuel ratio under which an engine is operating.  An engine which is operating under rich-burn conditions uses more fuel and is more polluting than an engine tuned to lean-burn.  Therefore it is desirable to tune an engine to lean-burn, which supplies less fuel to the engine and reduces emissions.

Omnitek conversion kits are currently being used to convert rich-burn agricultural irrigation engines to lean-burn engines in the central valley of California.  These conversions are being made by Omnitek Stationary Inc., an unaffiliated corporation, pursuant to an Exclusive Representation Agreement, previously filed as an attachment on Form 10 filed on April 27, 2010.

Conversion Kits (Diesel-to-Natural Gas) - Omnitek offers a solution to convert any diesel engine to operate on natural gas.  This diesel-to-natural gas conversion kit is the primary product offered by Omnitek.  This product is packaged in kit form and is offered in two basic variations.  One is designed to work on engines with turbocharger and the other is designed to work on engines without turbocharger.  Both kits are made up of over 20 individual components.  In addition to the Conversion Kits, Omnitek also sells the individual component replacement parts for the conversion kits.  The high-pressure natural gas filter is our top selling replacement part.

The key to our technology is a patented device and an electronic control unit which senses engine parameters in real time and instantly adjusts to deliver the correct amount of fuel and the correct ignition timing.

Omnitek does not perform installation of the conversion kits directly, but rather trains dealers and sub-dealers around the world to perform the conversions using the Omnitek Conversion Kits.  It takes four to five days to train a dealer or sub-dealer to perform the conversion.   Approximately ten dealers and sub-dealers have received training to date.  Training sessions in the Company’s facilities cost approximately $500 each, training sessions in other Countries costs between $2,000 and $4000 each.

Any diesel engine can be converted by using one of our conversion kits, however, there is no assurance that diesel vehicle owners will elect to convert their diesel engines to operate on natural gas.  Additionally, while the Company is not aware of any other complete conversion kits for heavy duty diesel engines being manufactured at this time, one could be developed by a competitor and there are no guarantees that the owners of the engines would choose the Omnitek kit to convert their engines.

New Natural Gas Engines - Under certain conditions it is not cost effective, or technologically feasible, to convert a diesel engine to operate on natural gas.  Also there are times when local emission standards may dictate the use of highly sophisticated technology that cannot be easily retrofitted to an older engine. Under those conditions Omnitek can deliver new purpose built natural gas engines.

Omnitek is an original equipment manufacturer for several major engine producers and engine parts manufacturers including TEDOM Engine Co., TATA Motors of India.

Markets

The Company has the ability to sell and deliver its products anywhere in the world through Omnitek distributors, engine manufacturers, system integrators, fleet operators, engine conversion companies and directly to its end-users.  The Company's conversion kits are currently being used to convert heavy-duty diesel engines to operate on natural gas and to date Omnitek has sold over 5,000 kits worldwide.  The Company’s sales in these markets are all prepaid purchase order driven sales, and as such there are no ongoing written agreements in place.  The Company's diesel-to-natural gas conversion technology has been successfully adapted to work with many different engine designs, and can meet both current and future emissions standards.

The majority of our markets can best be divided into two groups:

1.   Countries not requiring compliance with emissions standards, or no standards are in place (therefore emissions certification is not necessary - shorter time to market); or,

2.   Countries that require compliance with emissions standards (emissions certification is necessary - longer time to market and costly).

Our primary market to date has been those Countries not requiring compliance with emissions standards, or where there are no standards in place.

Additionally, within both of those two market groups above we can further segregate the marketplace into the following categories:

•	Countries that have to import diesel (crude oil) and natural gas; or,
•	Countries that have to import diesel (crude oil), but have their own supply of natural gas.

The governments of many countries with natural gas supplies mandate that businesses and government vehicles convert to use their domestic fuel supply.  Probably the most widely known example of a mandate in the natural gas vehicle industry is the public bus system in Delhi, India, which is required to use compressed natural gas.  This has resulted in more than 10,000 compressed natural gas buses on Delhi's roads and has been credited with making significant improvements to Delhi's air quality.  The mandates in force in India are unusual, in the sense that they have been imposed by the Supreme Court of India, rather than as a result of Government policy.  The Supreme Court decision arose from civil suits brought in relation to the right of citizens to breathe clean air. (http://www.iangv.org/policy.html)

Some governments offer incentives to convert the fleets currently running on diesel.  In February 2006, the President of Peru made a declaration that affirmed relaxed financing laws to allow for easier access to conversion finance in relation to natural gas vehicles.    (http://www.ngvglobal.com/peruvian-policy-favors-ngvs-0207)

Omnitek has in the past focused primarily on countries not requiring compliance with emissions standards and secondarily on countries requiring compliance with emissions standards. The designing and development of our primary products for sale in these markets is complete and no further expenditures in this regard are expected. When a customer asks to have a conversion kit developed for a specific engine, we are compensated in advance to do this.  Regular and ongoing updates to our conversion kits and the component parts are paid for through cash flow.

However, recent legislative enactments in the US have led to a more favorable domestic regulatory environment which supports significant opportunities for our technology in the United States.

In 2011, the U.S. Environmental Protection Agency (“EPA”) announced new regulations applicable to certifying and converting diesel and gasoline engines to operate on natural gas.  This was a milestone for the alternative fuel industry and a significant advancement in lessening dependence on foreign oil.  Converting diesel engines to operate on either liquefied natural gas or compressed natural gas provides an economical and environmental solution to new engine replacement. This EPA amendment will now enable our company to certify and convert diesel engines in a cost-effective manner and introduce the technology to the U.S. market.

It is anticipated that Omnitek will develop 2 to 4 conversion kits for the US market every year, with the first two available in 2012. Each kit development and certification will cost approximately $125,000. The Omnitek technology has already been utilized outside the United States since 2001, with more than 5,000 engine conversions currently in operation.

Compressed natural gas provides significant advantages over diesel fuel, including reduced emissions, plentiful supplies and favorable economics. Industry observers believe that up to eight million heavy-duty vehicles in the U.S. could benefit from conversion to natural gas.  Replacing old diesel trucks with new natural gas-powered trucks is certainly an option, but it is much more expensive.

When contacted we approach this issue of “converting or replacing” high-polluting diesel engines by offering two main options, which in large part are influenced by the level of technological capabilities within the country and financial feasibility.

The first option has us working with local companies in an effort to convert diesel engines to natural gas, or in the alternative we can supply new dedicated natural gas engines as a second option.

To achieve the conversions Omnitek will supply engineering support to rebuild the engines locally to our specifications.  This offers an economic benefit to the local economy by keeping the rebuild work in the community.  The engines are then equipped with our CNG fuel system, allowing for the engines to be tuned to meet any emission standard.

In the second scenario, Omnitek will supply a complete, low-polluting, alternative fuel engine in either a 4 or 6 cylinder configuration.  This may be the better option when the existing engines are based on old and outdated technology or when strict emissions standards are in place.

Distribution Methods of the Products or Services

The Company currently has distributors in over 12 Countries which market and distribute its products.  The Company is continuously seeking additional global distribution partners to expand its distribution network.  The Company currently competes against other companies, both domestic and foreign, with greater resources, more established distribution channels and other competitive advantages, and the success of these competitors may harm our ability to generate revenues, please see the section entitled “Competition” below and also the relevant Risk Factors below.

Exclusive Representation Agreement.  Omnitek enters into exclusive representation agreements with its distributors from time to time.  It recently entered into one such relationship with Omnitek Stationary, Inc., a Texas corporation whereby the Company will be the exclusive supplier of technology to Omnitek Stationary who will service the Agricultural Irrigation Engine market and various power and utility companies.  See below in “Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts”, including duration.

Additionally, we have entered the United States commercial truck marketplace with W.W. Engine & Supply, Inc., who is an exclusive dealer and authorized installation center for Omnitek products in Pennsylvania with ten locations statewide.

Internet.  All of our product offerings are available online at our website, www.omnitekcorp.com, as well as information regarding new product introductions and company news.

Status of any publicly announced new product or service

On February 24, 2011, Omnitek appointed PT Bayu Buana Energy as a master distributor for the company’s products in Indonesia, with a particular focus on diesel-to natural gas conversion kit sales for truck, bus and power generator applications.

On July 7, 2011, Omnitek announce it had appointed D. Rampersad & Company Limited as the master distributor and exclusive installation center for the Company’s diesel-to-natural gas conversion kits in Trinidad & Tobago.  The primary focus will be on the conversion of heavy duty trucks and buses, as well as conversions of power generators in industrial zones.

On July 13, 2011, Omnitek announced it had appointed Seraph Energy, LLC as the exclusive marketing agent for the Company’s diesel-to-natural gas conversion kits in Pennsylvania.

On September 19, 2011, Omnitek appointed W.W. Engine & Supply, Inc. as an Authorized Omnitek Installation Center for the Company’s Technology and Products, including the Omnitek Diesel-to-Natural Gas Engine Conversion Technology for a period of five years exclusively in Pennsylvania and non-exclusively to the rest of the United States.

On October 5, 2011, Omnitek signed a letter of intent with San Clemente California based Go Natural Gas to form a strategic alliance to facilitate diesel-to-natural gas truck engine conversions through turnkey programs and services.

Competitive business conditions and the Company’s competitive position in the industry and methods of competition

The Company believes that the products it has developed have many important advantages over the products of its competition, some of which are performance, ease of use and lower cost.  Omnitek competes in only a small segment of the transportation and energy arena.  Most of the multinational corporations do not offer a complete solution for the market the Company services.  Omnitek believes that competition in these areas is principally based on the quality of the product in terms of performance, reliability, service, deliverability, and price.  Because of the Company’s limited financial resources, Omnitek is at a competitive disadvantage with most other suppliers of competitive products and services.

Competition pertaining to Complete Kits for Conversion from Diesel-to-Natural Gas.

Several companies offer individual components that can be used on such engines, but these companies are not offering “complete kits.”

As of today, no direct competitors to the Omnitek’s Diesel-to-Natural Gas Conversion Technology for heavy-duty engines have emerged.  Suppliers like Fuel Systems Solutions, Bosch and Keihin supply mainly original equipment engine manufacturers and do not offer systems to convert diesel engines and Cummins and ESI only offer new natural gas engines not engine conversions.  The Company’s system can be programmed by the end user and can be used to convert gasoline or diesel engines to operate on natural gas.

There are numerous companies, such as BRC, Landirenzo, Tartarini, OMVL, Tomasetto, supplying natural gas components for use on gasoline cars and small trucks.  These technologies have been on the market for many years and vehicles worldwide have been converted using these technologies.  However, this technology is not suitable for heavy duty diesel engines, and is not in direct competition with Omnitek’s technology.  At this time Omnitek is not planning to compete in the small engine market.

Competition pertaining to New Natural Gas Engines.

Under certain conditions it is not cost effective, or technologically feasible to convert a diesel engine to operate on natural gas.  Emission standards sometimes dictate the use of highly sophisticated technology that cannot be easily retrofit onto an engine.  Under those situations, Omnitek offers new alternative fuel engines which can be used in cars, trucks, generators and other stationary industrial engines.  Omnitek can supply complete alternative fuel engines in 4 and 6 cylinder configurations and with up to 280 horsepower.  These dedicated alternative fuel engines can be configured to meet all current emissions standards.

The Company believes that additional competitors will emerge as this market matures.

Sources and availability of raw materials and the names of the Principal Suppliers

The Company does not utilize any specialized raw materials. All necessary required materials, if any, are readily available. We rely on nonaffiliated suppliers for various standard and customized components and on manufacturers of assemblies that are incorporated into our products.  We do not have long-term supply or manufacturing agreements with suppliers and manufacturers. In some instances alternative sources may be limited. If these suppliers or manufacturers experience financial, operational, manufacturing capacity, or quality assurance difficulties, or cease production and sale of such products, or if there is any other disruption in our relationships with these suppliers or manufacturers, we will be required to locate alternative sources of supply.  Our inability to obtain sufficient quantities of these components, if and as required in the future, may subject us to:

•	delays in delivery or shortages in components that could interrupt and delay manufacturing and result in cancellations of orders for our products;
•	increased component prices and supply delays as we establish alternative suppliers; inability to develop alternative sources for product components;
•	required modifications of our products, which may cause delays in product shipments, increased manufacturing costs, and increased product prices; and,
•
increased inventory costs as we hold more inventory than we otherwise might in order to avoid problems from shortages or discontinuance, which may result in write-offs if we are unable to use all such products in the future.

During the year ended December 31, 2011, one supplier accounted for 20% of products purchased as opposed to the year ended December 31, 2010, where one supplier accounted for 15% of products purchased.

See Risk Factor “Dependence on a limited number of qualified suppliers of components and equipment could lead to delays, lost revenue or increased costs.”

Dependence on one or few major customers

The Company believes that the diversity of the product line offered alleviates the dependence on any customer.  Through a widespread use of the Company's product line, the Company is striving to develop a wide base of customers.  During the year ended December 31, 2011, seven customers accounted for approximately 65% of sales as opposed to the year ended December 31, 2010, where six customers accounted for approximately 60% of sales.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including duration

US Patents:

Reg No.	Title	Filing Date	Jurisdiction
6,374,816	Apparatus and Method for Combustion Initiation	04/23/2001	United States
7,019,626	Multi-fuel Engine Conversion System and Method	03/03/2005	United States
7,426,920	Fuel Mixer Apparatus and Method	06/06/2007	United States

Trademarks:

Mark	Reg. No.	Class	Reg. Date	Owner	Jurisdiction
Omnitek	2811269	40	2/3/2004	Omnitek	United States

The protection of proprietary rights relating to the Company's products and expertise is critical for the Company's business.  The Company intends to file additional patent applications for each product as it is developed to protect technology and improvements that are considered important to the development of its business.  The Company also intends to rely upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

Although the Company intends to seek patent protection for its proprietary technology and products in the United States and in foreign countries, the patent positions of products such as the Company’s, are generally uncertain and involve complex legal and factual questions.  Consequently, the Company does not know whether any of the patent applications that it has and will consider filing will result in the issuance of any patents, or whether they will be circumvented or invalidated.  There can be no assurance that all United States patents that may pose a risk of infringement can or will be identified.  Additionally, the Company has not sought to identify foreign patent applications that might affect existing patent applications currently on file with the Unites States Patent and Trademark Office.  If the Company is unable to obtain licenses where it may have infringed on other patents, it could encounter delays in product market introductions while it attempts to design around such intellectual property rights, or could find that the development, manufacture or sale of products requiring such licenses could be prevented.  In addition, the Company could incur substantial costs in defending suits brought against it on such intellectual property rights or prosecuting suits, which the Company brings against other parties to protect its intellectual property rights.  Competitors or potential competitors may have filed applications for, or have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes competitive with those of the Company.  See number 5 above, “Competitive business conditions and the Company’s competitive position in the industry and methods of competition.”

The Company intends to rely upon certain patented and unpatented trade secrets for a significant part of its intellectual property rights, and there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to the Company's trade secrets or disclose such technology, or that the Company can meaningfully protect its rights to its unpatented trade secrets.  The Company intends to require each of its employees, consultants and advisors to execute confidentiality agreements either upon the commencement of an employment or consulting relationship with the Company or at a later time.  There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information.

The Company does not believe that any of its products or other proprietary rights infringe upon the rights of third parties.  However, it cannot assure that others may not assert infringement claims against the Company in the future and recognize that any such assertion may require the Company to incur legal and other defense costs, enter into compromise royalty arrangements, or terminate the use of some technologies. Further, the Company may be required to incur legal and other costs to protect its proprietary rights against infringement by third parties.

Licenses and Royalty Agreements

The Company has not entered into any license and royalty agreements which have resulted in royalty payments.

Other Agreements

The Company has entered into the following agreements:

PT Bayu Buana Energy - On February 24, 2011, Omnitek announced it had appointed PT Bayu Buana Energy as the master distributor for the Company’s products in Indonesia with a particular focus on diesel-to-natural gas conversion kits for truck, bus and power generator applications.

D. Rampersad & Company Limited - On July 7, 2011, Omnitek announce it had appointed D. Rampersad & Company Limited as the master distributor and exclusive installation center for the Company’s diesel-to-natural gas conversion kits in Trinidad & Tobago. The primary focus will be on the conversion of heavy duty trucks and buses, as well as conversions of power generators in industrial zones.

Seraph Energy, LLC – On July 13, 2011, Omnitek announced it had appointed Seraph Energy, LLC as the exclusive marketing agent for the Company’s diesel-to-natural gas conversion kits in Pennsylvania.

W.W. Engine & Supply, Inc. - On September 19, 2011, Omnitek appointed W.W. Engine & Supply, Inc. as an Authorized Omnitek Installation Center for the Company’s Technology and Products, including the Omnitek Diesel-to-Natural Gas Engine Conversion Technology for a period of five years exclusively in Pennsylvania and non-exclusively to the rest of the United States.

Go Natural Gas - On October 5, 2011, Omnitek signed a letter of intent with San Clemente California based Go Natural Gas to form a strategic alliance to facilitate diesel-to-natural gas truck engine conversions through turnkey programs and services.

Need of any governmental approval of principal products or services

The Company's products are presently sold to commercial users.  The Company’s technology as applied in the United States is subject to approval from the US EPA as well as state agencies such as the California Air Resources Board (“CARB”).  At this time, neither the EPA, nor CARB, has approved any of the Company’s principal products or services. As such, the Company currently does limited business in the United States.   It is the intent of the Company to seek approval of any and all products with the appropriate governmental agencies if and when the costs justify the benefits which the Company will inure from such approval.

In 2011 the EPA announced new regulations applicable to certifying and converting diesel and gasoline engines to operate on natural gas.  This was a milestone for the alternative fuel industry and a significant advancement in lessening dependence on foreign oil.  This EPA amendment will now enable our company to certify and convert diesel engines in a cost-effective manner and introduce the technology to the U.S. market.

It is anticipated that Omnitek will develop 2 to 4 conversion kits for the US market every year, with the first two available in 2012.  Each kit development and certification will cost approximately $125,000.

Effect of existing or probable governmental regulations on the business

See above for a discussion of EPA and CARB regulation.

The Company is subject to the requirements of Regulation 13A under the Exchange Act, which require us to file with the Securities and Exchange Commission (the “Commission”), annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and all other obligations of the Exchange Act applicable to issuers with stock registered pursuant to Section 12(g).  We are also subject to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “1934 Act”), which regulates proxy solicitations.

Management believes that these reporting obligations increase the Company’s annual legal and accounting costs by an estimated $25,000 and $30,000, respectively.

Other than as set forth above, the Company is not aware of any other governmental regulations now in existence or that may arise in the future that would have an effect on the business of the Company.

At this time, there are no other costs, borne by the Company or directly by the customer, associated with research and development.

Research and Development

Research and development expenditures for the last two fiscal years, 2011 and 2010, was $143,304 and $133,302 respectively, and were comprised of certain equipment, parts and the cost of personnel in the development of products and services.

In some cases, a foreign customer will send an engine to our location in California and pay to have a conversion kit developed for this specific engine and/or application.  In this case we require an up-front payment from the customer of at least 50% of the development cost.

As was stated above, it is anticipated that Omnitek will develop 2 to 4 conversion kits for the US market every year, with the first two available in 2012.  Each kit development and certification will cost approximately $125,000.

At this time, there are no other costs, borne by the Company or directly by the customer, associated with research and development.

Costs and effects of compliance with environmental laws

Except as discussed above, the Company’s business activities are not subject to any environmental laws nor does it anticipate that its future business activities will subject the Company to any environmental compliance regulations.

Number of total employees and number of full-time employees

As of the date of this report, the Company employs a total of 11 persons all of which are full time employees.  These full time employees include, Werner Funk and Janice Quigley who are also officers and directors of the Company.  We believe we have a good working relationship with our employees, who are not represented by a collective bargaining organization, and there exist no organized labor agreements or union agreements between the Company and any employees.

The Company is additionally outsourcing certain services that are not proprietary in nature.  We intend to continue to use the services of independent consultants and contractors to perform various professional services.  We believe that this use of third-party service providers will enhance our ability to contain general and administrative expenses.

DESCRIPTION OF PROPERTY

The Company owns no real property and currently has a lease for its principal executive offices and related engineering and assembly facilities located in approximately 12,000 square feet of space at 1945 S. Rancho Santa Fe Road, San Marcos, California, 92078.  We are currently on a year to year arrangement with our landlord under which we paid $124,892 in rent during the fiscal year ended December 31, 2011.  Currently the space is adequate for our needs, however as the Company enters the US market we will rapidly need to expand our facilities.

LEGAL PROCEEDINGS

To the best of our knowledge, there are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Our common stock is traded on OTCBB under the symbol “OMTK.OB”.  The following table sets forth the range of the quarterly high and low bid price information for the fiscal years ended December 31, 2011 and 2010 as reported by the OTC Bulletin Board.

	Company Common Stock Prices
2011	High	Low
Quarter ended December 31	$2.44	$1.70
Quarter ended September 30	3.00	1.75
Quarter ended June 30	4.75	0.45
Quarter ended March 31	0.52	0.11

2010
Quarter ended December 31	$0.30	$0.15
Quarter ended September 30	0.50	0.10
Quarter ended June 30	0.50	0.15
Quarter ended March 31	0.55	0.29

These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions.  The market price of our common stock is subject to significant fluctuations in response to variations in operating results, general trends in the market, and other factors, many of which we have little or no control. In addition, market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on a national securities exchange, although we cannot be certain that our application will be approved.

Holders

As of May 14, 2012, there were approximately 71 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the growth of our business, the board of directors has the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and any other factors that our board of directors deems relevant.

Transfer Agent and Registrar

Our transfer agent is Colonial Stock Transfer Co., Inc., whose address is 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this periodic report.  Some of the statements under “Management’s Discussion and Analysis,” “Description of Business” and elsewhere herein may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the alternative fuels engines industry in general. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. The safe harbor provisions of the federal securities laws do not apply to any forward-looking statements contained in this registration statement.

All forward-looking statements address such matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

            If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read herein reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our written and oral forward-looking statements attributable to us or individuals acting on our behalf and such statements are expressly qualified in their entirety by this paragraph.

Results of Operations

For the twelve months ended December 31, 2011 and 2010

Revenues decreased to $1,546,723 in 2011 from $1,733,303 in 2010, a decrease of $186,580 or 11%.

Our cost of sales decreased to $793,293 in 2011 from $1,154,766 in 2010, a decrease of $361,473. Our gross margin was 49% in 2011 compared to 33% in 2010. We expect that our gross margin will continue in these ranges until our operations grow sufficiently to allow us to negotiate better pricing for our components.

Our operating expenses for 2011 were $1,194,042 compared to $1,726,352 in 2010, a decrease of $532,310 or 31%.  General and administrative expense for 2011 was $980,228 as compared to $1,498,461 in 2010. The decrease is due primarily to the decrease in expense related to stock options issued for services of $208,706 in 2011 as compared to $25,625 in 2010.  Major components of general and administrative expenses during 2011 were professional fees of $96,965, rent expense of $124,892, and salary and wages of $227,088. This compares to professional fees of $161,021, rent expense of $126,454 and salaries and wages of $208,329 during 2010.   In 2010 professional fees were higher by approximately $64,056 due to legal, accounting and investor relations expenses incurred in connection with the filing of our registration statement with the SEC. Research and development outlays were increased to $143,304 in 2011 compared to $133,302 in 2010.

Our net loss for the twelve months ended December 31, 2011 was $441,555, compared to a net loss of $1,155,642 in 2010. The decrease loss was the result of lower professional fee expenditures, decreased option expense and cost cutting efforts.

Results for the twelve months reflect the impact of non-cash expenses, including the value of options and warrants granted in the amount of $208,706 and depreciation and amortization of $70,484. For the twelve month period a year earlier, non-cash expenses for the value of options and warrants granted were $637,813 and depreciation and amortization of $93,711.

We experienced an influx of orders late in the year 2011and will work through the backlog over the next several months.  Due to lead time issues with suppliers, the orders could not be filled in 2011.  As of the date of this report our open orders currently stand at $539,000.

For the three months ended March 31, 2012 and 2011

Revenues decreased to $306,369 for the three months ended March 31, 2012 from $615,256 for the three months ended March 31, 2011, a decrease of $308,887 or 50%.  Revenues for the period ended March 31, 2011 were exceptionally high due to due rescheduling of orders by certain customers.  We expect the sales for the remainder of 2012 to be on a par with or somewhat higher than 2011.

Our cost of sales decreased to $200,612 for the three months ended March 31, 2012 from $282,630 for the three months ended March 31, 2011, a decrease of $82,018. Our gross margin was 34.5% for the three months ended March 31, 2012 compared to 54 % in 2011.  This was mainly due to the volume and mix of product that was shipped.  We anticipate our margin being between 38% to 42% for the remainder of the year.

Our operating expenses for the three months ended March 31, 2012 were $267,674 compared to $313,715 in 2011, a decrease of $46,041 or 15%.  General and administrative expense for the three months ended March 31, 2012 was $237,323 as compared to $265,857 for the three months ended March 31, 2011.  The decrease is due primarily to the decrease in expense related to stock options issued of $15,450 for the three months ended March 31, 2012 as compared to $69,451 for the three months ended March 31, 2011.  Major components of general and administrative expenses for the three months ended March 31, 2012 were professional fees of $48,253, rent expense of $33,376, and salary and wages of $88,914. This compares to professional fees of $27,561, rent expense of $30,998 and salaries and wages of $78,682 for the three months ended March 31, 2011.   In the three months ended March 31, 2012 professional fees were higher by approximately $20,692 due to legal expenses incurred in connection with the private placement which closed on April 9, 2012. Research and development outlays were  increased to $28,894 for the three months ended March 31, 2012 compared to $27,465 for the three months ended March 31, 2012.

Our net loss for the three months ended March 31, 2012 was $163,125, ($0.01 per share) compared to a net profit of $18,111 ($0.00 per share) for the three months ended March 31, 2011. The increased loss was the result of lower sales in the three months ended March 31, 2012 compared to the three months ended March 31, 2011.

Results for the three months ended March 31, 2012 reflect the impact of non-cash expenses, including the value of options and warrants granted in the amount of $15,450 and depreciation and amortization of $1,457. For the three month period a year earlier, non-cash expenses for the value of options and warrants granted were $69,452 and depreciation and amortization of $20,393.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Cash Requirements

We believe that we will have sufficient cash from operations to meet our operating requirements for the proximate 12 months.

Liquidity and Capital Resources

Overview

For the twelve months ended December 31, 2011 and 2010

At December 31, 2011, our current liabilities totaled $698,584 and our current assets totaled $1,125,989, resulting in positive working capital of $427,405 and a current ratio of 1.61.  During the twelve months ended December 31, 2011, we received $284,500 of cash from the issuance of common stock and the exercise of warrants.  We believe that through the collection of accounts receivable and the sale of inventory, in the normal course of business, we will meet our obligations on a timely basis and that our liquidity is sufficient for at least the next twelve months.

We have no firm commitments or obligations for capital expenditures. However, substantial discretionary expenditures will be required to enable us to conduct existing and planned product research, design, development, manufacturing, marketing and distribution of our products and Intellectual Property. We may need to raise additional capital to facilitate growth and support our long-term product development, manufacturing, and marketing programs. The Company has no established bank-financing arrangements and until we have sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that we will secure any bank financing in the near future. Therefore, it is likely that we may need to seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development, manufacturing, and marketing of our products through strategic partnerships and other arrangements with corporate partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. If adequate funds are not available, we may be required to curtail one or more of our research and development programs.

We have historically incurred significant losses which have resulted in a total accumulated deficit of $6,423,702 at December 31, 2011.

For the three months ended March 31, 2012 and 2011

At March 31, 2012, our current liabilities totaled $851,013 and our current assets totaled $1,152,200, resulting in positive working capital of $301,187 and a current ratio of 1.35.  During the three months ended March 31, 2012, we received $20,000 of cash from the issuance of common stock and $40,000 from the borrowing of funds. We believe that through the collection of accounts receivable and the sale of inventory, in the normal course of business, we will meet our obligations on a timely basis and that our liquidity is sufficient for at least the next twelve months.

We have no firm commitments or obligations for capital expenditures. However, substantial discretionary expenditures will be required to enable us to conduct existing and planned product research, design, development, manufacturing, marketing and distribution of our products and Intellectual Property. We may need to raise additional capital to facilitate growth and support our long-term product development, manufacturing, and marketing programs. The Company has no established bank-financing arrangements and until we have sufficient assets, capital, and inventory or accounts receivable, it is not anticipated that we will secure any bank financing in the near future. Therefore, it is likely that we may need to seek additional financing through subsequent future public or private sales of our securities, including equity securities. We may also seek funding for the development, manufacturing, and marketing of our products through strategic partnerships and other arrangements with corporate partners. There can be no assurance, however, that such collaborative arrangements or additional funds will be available when needed, or on terms acceptable to us, if at all. If adequate funds are not available, we may be required to curtail one or more of our research and development programs.

Operating Activities

For the twelve months ended December 31, 2011 and 2010

We have realized a negative cash flow from operations of $272,777 for the twelve months ended December 31, 2011 compared to a positive cash flow of $40,111 during the twelve months ended December 31, 2010.

Included in the net loss of $441,555 for the twelve months ended December 31, 2011 are non-cash expenses which are not a drain on our capital resources.  During 2011, the expenses include the value of options and warrants granted in the amount of $208,706 and depreciation and amortization of $70,484.  Excluding these non-cash amounts, our EBITDA for the twelve months ended December 31, 2011 would have been a loss of $162,365.

For the three months ended March 31, 2012 and 2011

We have realized a negative cash flow from operations of $43,264 for the three months ended March 31, 2012 compared to a positive cash flow of $7,623 during the three months ended March 31, 2011.

Included in the net loss of $163,125 for the twelve months ended March 31, 2012 are non-cash expenses which are not a drain on our capital resources.  During the three months ended March 31, 2012, the expenses include the value of options and warrants granted in the amount of $15,450 and depreciation and amortization of $1,457.  Excluding these non-cash amounts, our EBITDA for the twelve months ended March 31, 2012 would have been a loss of $146,218.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies and Estimates

The Company's financial statements are prepared using the accrual method of accounting. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas where significant estimates are required include the following:

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.

Inventory is stated at the lower of cost or market. The Company’s inventory consists of finished goods and raw material. The Company identifies items in its inventory that have not been sold in a timely manner. Accordingly, the Company has established an allowance for the cost of such obsolete inventory.

The Company assesses the recoverability of its long lived assets annually and whenever circumstances would indicate that there may be an impairment. The Company compares the estimated undiscounted future cash flows to the carrying value of the long lived assets to determine if an impairment has occurred. In the event that an impairment has occurred, the Company recognizes the impairment immediately.

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The Company uses historical experience to determine the likely-hood of realization of deferred tax liabilities and assets.

Revenue Recognition

The Company recognizes revenue from the sale of new natural gas engines and components to convert existing diesel engines to natural gas engines. Revenue is recognized upon shipment of the products, and when collection is reasonably assured.

Accounting for Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2011, and March 31, 2012, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

At December 31, 2011, the Company had net operating loss carry forwards of approximately $815,000 through 2031.  No tax benefit has been reported in the December 31, 2011 and March 31, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
 ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Director and Executive Officer

Our current directors and executive officers are as follows:

Name	Age	Positions and Offices	Directorship Term	Period of Service as a Director
Werner Funk	53	President, CEO, Secretary and Director	One Year	May 2001 to Present
Janice M. Quigley	64	Chief Financial Officer, Vice President and Director	One Year	August 2003 to Present

All of the Company’s directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. The officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

Significant Employees

There are no significant employees other than Mr. Funk and Ms. Quigley.

Family Relationships

There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

Business Experience

The business experience during the past five years of each of the persons presently listed above as an Officer or Director of the Company or a Significant Employee is as follows:

Werner Funk – Mr. Funk was born in Germany.  He has been a Director and the CEO of Omnitek since its formation in May of 2001.  Mr. Funk has over 30 years of experience in international business, manufacturing, engineering, marketing and internet commerce.  He is responsible for management, marketing and new product design.  Mr. Funk was educated in Germany where he attended high school and vocational college for automotive technology and graduated with honors receiving a bachelor degree in automotive technology.  While living in Germany, he worked for Mercedes-Benz and was the assistant crew chief of a Porsche factory sponsored racing team.  Mr. Funk moved to the United States in 1978, where upon he started Nology Engineering Inc., a California Corporation, which designs, manufactures and markets automotive products for the performance aftermarket.  Mr. Funk is currently the CEO of Nology and Performance Stores.  Mr. Funk is also the inventor of 7 registered and pending patents.

Janice M. Quigley – Mrs. Quigley was appointed as a Director and Chief Financial Officer of the Company on August 26, 2003, and is responsible for the financial reporting and personnel management of the Company.  Mrs. Quigley, a native of San Francisco, California, had worked in the electronics industry for 27 years prior to relocating to San Diego in 1992.  Mrs. Quigley joined Advantage Lift Systems, Inc. (a manufacturer of heavy-duty vehicle hoists) in 1993 as its controller.  She was promoted to Chief Financial Officer in 1997 when the company acquired Globe Lifts (a manufacturer of light-duty vehicle hoists).  She remained in that position until October of 2000 when the company was sold.  Mrs. Quigley is also the CFO for Nology Engineering, Inc.

Directorships

No Director of the Company or person nominated or chosen to become a Director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any other company registered as an investment company under the Investment Company Act of 1940.

Involvement in Certain Legal Proceedings

During the past ten years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company has been or filed:

1.           A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.           Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.           Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)           Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii)           Engaging in any type of business practice; or

(iii)           Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

4.           Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

5.           Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.           Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.           Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)           Any Federal or State securities or commodities law or regulation; or

(ii)           Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)           Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.           Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

Our board of directors is comprised of two directors, neither of which is an outside independent director, and as of the date hereof we have not established an audit committee. Accordingly, our board of directors presently performs the functions that would customarily be undertaken by an audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock, to file initial reports of beneficial ownership on Form 3, changes in beneficial ownership on Form 4 and an annual statement of beneficial ownership on Form 5, with the SEC, and to furnish the Company with copies of all such forms that they have filed. Based solely on its review of the copies of such forms filed with the SEC electronically, received by the Company and representations from certain reporting persons, the Company believes that as of the date of this prospectus, all the officers, directors and more than 10% beneficial owners complied with the above described filing requirements.

Code of Ethics

Our board of directors has not adopted a code of ethics due to the fact that we presently only have two directors and we are in the development stage of our operations. We anticipate that we will adopt a code of ethics when we increase either the number of our directors and officers or the number of our employees.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to our Chief Executive Officer and those executive officers that earned in excess of $100,000 during the twelve month periods ended December 31, 2011 and 2010 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Stock Award(s) ($)	Option Awards $	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(i)	(j)
Werner Funk(1)	2011	$100,000				$100,000
Chairman, President,	2010	$100,000				$100,000
CEO and Secretary

Janice M. Quigley(2)	2011	$60,000				$60,000
Director, Vice President and CFO	2010	$60,000				$60,000
(1)   Includes $22,998 of accrued but unpaid salary in 2010.
(2)   Includes $17,500 of accrued but unpaid salary in 2010.

Narrative Disclosure to Summary Compensation Table

On November 1, 2007, the Company entered into an Employment Agreement with Mr. Funk that provides for continued service in his current capacity as President and CEO for a period of five years at an initial salary of $100,000 per year.  Pursuant to the terms of the Employment Agreement, Mr. Funk agreed that 50% of his salary shall be deferred for a period of 12 months at which time it will be due and payable.  As set forth above, Mr. Funk has continued to defer a portion of his salary.  The Employment Agreement further provides that annual bonuses shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company.  Additionally, Mr. Funk’s Employment Agreement contains a stock option which entitles Mr. Funk the option to purchase 2,000,000 post-split adjusted shares of the Common Stock of the Company, at prices ranging from $0.5250 to $1.00 per share.

Also on November 1, 2007, the Company entered into an Employment Agreement with, Ms. Quigley that provides for continued service in her current capacity as Chief Financial Office for a period of five years at an initial salary of $60,000 per year.  Pursuant to the terms of the Employment Agreement Mrs. Quigley agreed that 50% of her salary shall be deferred for a period of 12 months at which time it will be due and payable.  As set forth above, Mrs. Quigley has continued to defer a portion of her salary.  The Employment Agreement further provides that annual bonuses shall be determined by the Company’s Board of Directors in its sole discretion in accordance with performance-based criteria applicable generally to the executive-level employees of the Company.  Additionally, Mrs. Quigley’ Employment Agreement contains a stock option which entitles Mrs. Quigley the option to purchase 600,000 post split adjusted shares of the Common Stock of the Company, at prices ranging from $0.5250 to $1.00 per share.

During the 2011 fiscal year the Company took part in a search for a new CFO.  One individual was chosen for the position on a probationary basis.  On the 36th day of his 90-day probationary evaluation it was determined by the Board of Directors that he was not the right individual for the job and his probationary employment was terminated.  The salary expenses incurred for this are not reflected in the above chart, they amounted to $12, 600.

We have not granted any options, stock appreciation rights, SARs, or any other similar equity awards during the last completed fiscal year to our Named Executive Officers.

No Named Executive Officer exercised any options or SARs during the last completed fiscal year or owned any unexercised options or SARs at the end of the fiscal year.

There are no agreements or understandings for any executive officer to resign at the request of another person. None of our executive officers acts or will act on behalf of or at the direction of any other person.

Compensation of Directors

There was no compensation paid to any director who was not a Named Executive Officer during the year ended December 31, 2011.

Directors serve without compensation and there are no standard or other arrangements for their compensation. There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any Director that would result in payments to such person because of his or her resignation with the Company, or its subsidiaries, any change in control of the Company. There are no agreements or understandings for any Director to resign at the request of another person. None of our Directors or executive officers acts or will act on behalf of or at the direction of any other person.

Outstanding Equity Awards At Fiscal Year-End 2011

The following table provides information for the named executive officers on stock option holdings as of the end of 2011.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date
Werner Funk	400,000	0	0	$0.5250	11/8/2014
Werner Funk	400,000	0	0	$0.6250	11/7/2014
Werner Funk	400,000	0	0	$0.7500	11/7/2014
Werner Funk	400,000	0	0	$0.8750	11/7/2014
Werner Funk	400,000	0	0	$1.00	11/7/2014
Janice M. Quigley	120,000	0	0	$0.5250	11/7/2014
Janice M. Quigley	120,000	0	0	$0.6250	11/7/2014
Janice M. Quigley	120,000	0	0	$0.7500	11/7/2014
Janice M. Quigley	120,000	0	0	$0.8750	11/7/2014
Janice M. Quigley	120,000	0	0	$1.00	11/7/2014

On September 1, 2006, the Board of Directors adopted the Omnitek Engineering Corp. 2006 Long-term Incentive Plan (the “2006 Plan”), under which 1,000,000 shares of Company’s Common Stock were reserved for issuance by the company to attract and retain employees and directors of the Company and to provide such persons with incentives and awards for superior performance and providing services to the Company.  The 2006 Plan is administered by a committee comprised of the Board of Directors of the Company or appointed by the Board of Directors, which has broad flexibility in designing stock-based incentives.  The Board of Directors determines the number of shares granted and the option exercise price, pursuant to the terms of the Plan.  On November 30, 2007, the Board of Directors authorized the increase of shares available under the 2006 Plan to 10,000,000 post split adjusted shares.

On August 3, 2011, the Board of Directors adopted the Omnitek Engineering Corp. 2011 Long-term Incentive Plan (the “2011 Plan”), under which 1,000,000 shares of Company’s Common Stock were reserved for issuance by the company to attract and retain employees and directors of the Company and to provide such persons with incentives and awards for superior performance and providing services to the Company.  The 2011 Plan is administered by a committee comprised of the Board of Directors of the Company or appointed by the Board of Directors, which has broad flexibility in designing stock-based incentives.  The Board of Directors determines the number of shares granted and the option exercise price, pursuant to the terms of the Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the amount and nature of beneficial ownership of any class of the Company’s voting securities of any person known to the Company to be the beneficial owner of more than five percent, as of the close of business on May 14, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Werner Funk Trust U/D/T 9/25/09 Camino Del Arroyo Dr. San Marcos, CA 92078	10,369,992(1) (2)	52.51%

Common Stock	Garber Family Trust U/D/T 07/30/1992 78-166 Bovee Circle Palm Dessert, CA 92211	3,133,965(3)	15.87%
(1)   Includes currently vested options to purchase 2,000,000 shares of Common Stock.
(2)   Werner Funk, the Trustee of the Werner Funk Trust U/D/T 9/25/07 has sole voting and dispositive power of said shares.
(3)  John Garber, the Trustee of the Garber Family Trust U/D/T 07/30/1992, has sole voting and dispositive power as to all of the shares.

Security Ownership of Management

The following table sets forth the amount and nature of beneficial ownership of any class of the Company’s voting securities of all of the Company’s current directors and executive officers, as of the close of business on May 14, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Werner Funk Trust U/D/T 9/25/09 Camino Del Arroyo Dr. San Marcos, CA 92078	10,369,992(1) (2)	52.51%
	Janice M. Quigley 2023 Rancho Corte Vista, CA 92084	765,000(3)	3.87%
Common Stock	Directors and Executive Officers As a Group (2 persons)	11,134,992	56.38%
(1) Includes currently vested options to purchase 2,000,000 shares of Common Stock.
(2) Werner Funk, the Trustee of the Werner Funk Trust U/D/T 9/25/07 has sole voting and dispositive power of said shares.
(3) Includes currently vested options to purchase 600,000 shares of Common Stock.

Changes in Control

To the best of the Company’s knowledge there are no present arrangements or pledges of the Company's securities, which may result in a change in control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Party Transactions

Werner Funk, a director, the President, Chief Executive Officer and Secretary of the Company, is also the principal shareholder, the President and Chief Executive Officer and  CEO, Secretary and a Director of Nology Engineering, Inc., a non-public California corporation that designs, manufactures and markets automotive products for the performance aftermarket   Mr. Funk is also a shareholder, and the sole officer and director of Performance Stores, Inc., a Nevada corporation, which is an internet based e-commerce site selling automotive performance parts.

Jan Quigley, a director, the Vice President and Chief Financial Officer of Omnitek, is a shareholder and also serves as the Chief Financial Officer and a Director of Nology Engineering, Inc.

The Company has not been a party to any transactions between persons who were executive officers, directors, or principal stockholders of our corporation during the fiscal years ended December 31, 2011 and 2010.

Except as set forth above, none of the following parties have, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us.

Director Independence

The Board has determined that none of the Company’s Directors have met the independence requirements based upon the application of objective categorical standards adopted by the Board.  In making a determination regarding a Director’s independence, the Board considers all relevant facts and circumstances, including the Director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the Board may determine from time to time.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Chachas Law Group PC, San Diego, California.

AVAILABLE INFORMATION

This prospectus is part of a registration statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Our website address is www.omnitekcorp.com. The information on our website is not incorporated into this prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Pursuant to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, we may indemnify our officers and directors to the fullest extent authorized by California Corporate Code, as the same exists or may hereafter be amended.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OMNITEK ENGINEERING CORP.
(Audited Financial Statements)

December 31, 2011 and 2010

SADLER, GIBB &ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Omnitek Engineering Corporation

We have audited the accompanying balance sheets of Omnitek Engineering Corporation as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Omnitek Engineering Corporation as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
February 24, 2012

OMNITEK ENGINEERING CORP.
Balance Sheets

ASSETS

	December 31,	December 31,
	2011	2010
CURRENT ASSETS
Cash	$31,196	$34,944
Accounts receivable, net	13,506	28,117
Accounts receivable -related party	16,715	-
Inventory	1,020,117	1,055,047
Prepaid expense	2,512	-
Deposits	41,943	73,412

Total Current Assets	1,125,989	1,191,520

FIXED ASSETS, net	13,249	-

OTHER ASSETS
Intellectual property, net	8,256	76,518

Total Other Assets	8,256	76,518

TOTAL ASSETS	$1,147,494	$1,268,038

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$57,828	$136,936
Accrued expenses - related parties	351,580	395,888
Accounts payable - related parties	2,568	4,068
Customer deposits	286,608	333,887

Total Current Liabilities	698,584	870,779

Total Liabilities	698,584	870,779

STOCKHOLDERS' EQUITY
Common stock, 125,000,000 shares authorized no par value
17,137,812 and 15,659,829 shares issued and outstanding,
respectively	2,659,299	2,374,799
Additional paid-in capital	4,213,313	4,004,607
Accumulated deficit	(6,423,702)	(5,982,147)

Total Stockholders' Equity	448,910	397,259

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,147,494	$1,268,038

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Statements of Operations
	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2011	2010

REVENUES	$1,546,723	$1,733,303
COST OF GOODS SOLD	793,293	1,154,766
GROSS MARGIN	753,430	578,537

OPERATING EXPENSES

General and administrative	980,228	1,498,461
Bad debt expense	26	878
Research and development expense	143,304	133,302
Depreciation and amortization expense	70,484	93,711

Total Operating Expenses	1,194,042	1,726,352

LOSS FROM OPERATIONS	(440,612)	(1,147,815)

OTHER INCOME (EXPENSE)

Interest expense	(145)	(6,829)
Interest income	2	2

Total Other Income (Expense)	(143)	(6,827)

LOSS BEFORE INCOME TAXES	(440,755)	(1,154,642)
INCOME TAX EXPENSE	800	800

NET LOSS	$(441,555)	$(1,155,442)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.07)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING	16,503,731	15,592,640

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Statements of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2009	16,127,675	$2,330,476	$3,366,794	$(4,826,705)	$870,565

Common stock issued in	94,654	18,698	-	-	18,698
payment of debt

Common stock forfeited	(600,000)	-	-	-	-

Common stock cancelled as	(100,000)
collateral for note payable		-	-	-	-

Common stock issued for
services	137,500	25,625	-	-	25,625

Compensation expense recognized
on options and warrants	-	-	637,813	-	637,813

Net loss for the year ended
December 31, 2010	-	-	-	(1,155,442)	(1,155,442)

Balance, December 31, 2010	15,659,829	2,374,799	4,004,607	(5,982,147)	397,259

Value of options and warrants
issued for services	-	-	208,706	-	208,706

Common stock issued for cash	300,000	150,000	-	-	150,000

Exercise of warrants and
options for cash	800,000	134,500	-	-	134,500

Exercise of warrants for services	377,983	-	-	-	-

Net loss for the year ended
December 31, 2011	-	-	-	(441,555)	(441,555)

Balance, December 31, 2011	17,137,812	$2,659,299	$4,213,313	$(6,423,702)	$448,910

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Statements of Cash Flows

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(441,555)	$(1,155,442)
Adjustments to reconcile net loss to
net cash used by operating activities:
Amortization and depreciation expense	70,484	93,711
Options and warrants granted	208,706	637,813
Stock issued for services	-	25,625
Impairment of inventory	-	171,331
Changes in operating assets and liabilities:
Accounts receivable	14,611	(17,304)
Accounts receivable–related parties	(16,715)	73,749
Deposits	31,469	57,447
Prepaid Expense	(2,512)	-
Inventory	34,930	(142,978)
Accounts payable and accrued expenses	(79,108)	61,302
Customer deposits	(47,279)	139,556
Accounts payable-related parties	(1,500)	-
Accrued expenses-related parties	(44,308)	95,301

Net Cash (Used in) Provided by Operating Activities	(272,777)	40,111

INVESTING ACTIVITIES
Purchase of property and equipment	(15,471)	-

Net Cash Used in Investing Activities	(15,471)	-

FINANCING ACTIVITIES
Issuance of common stock for cash	150,000	-
Exercise of warrants and options for cash	134,500	-
Repayment of note payable	-	(84,158)

Net Cash Provided by (Used in) Financing Activities	284,500	(84,158)

NET DECREASE IN CASH	(3,748)	(44,047)
CASH AT BEGINNING OF YEAR	34,944	78,991

CASH AT END OF YEAR	$31,196	$34,944

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
CASH PAID FOR:
Interest	$145	$4,720
Income taxes	$800	$800

NON CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for debt	$-	$18,698

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 1 - Organization and Business Activity

Omnitek Engineering Corp.

Omnitek Engineering, Corp. (Omnitek) was incorporated on October 9, 2001 as a California corporation.  Omnitek develops and supplies new natural gas engine and advanced engine management systems for gaseous fuels and is the manufacturer of a proprietary technology used to convert old or new diesel engines to operate on natural gas, propane or hydrogen.  Omnitek began operations on October 10, 2001, and was a spin-off from Nology Engineering, Inc.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.       Accounting Methods

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31, year-end.

b.       Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

c.       Accounts Receivable

Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis.  Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts.  Trade receivables are written off when deemed uncollectible.  Recoveries of trade receivables previously written off are recorded when received.

d.       Reclassification

Certain balances in the 2010 financial statements have been reclassified to be consistent with the 2011 presentation.

e.       Basic and Diluted Loss Per Share

The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the financial statements. The common stock equivalents were not included in the computation of the loss per share computation because they are anti-dilutive.

	December 31, 2011	December 31, 2010
Numerator - loss	$(441,556)	$(1,155,442)
Denominator - weighted average number of shares outstanding	16,503,731	15,592,640
Basic and diluted loss per share	$(0.03)	$(0.07)

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 2 - Summary of Significant Accounting Policies (Continued)

f.       Property and Equipment

Property and equipment are recorded at cost.  Depreciation and amortization are calculated on the straight-line method over the shorter of the lease term or the estimated useful lives of the assets ranging from three to five years.

g.       Newly Issued Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or financial statements.

h.       Provision For Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of December 31, 2011, the Company had no accrued interest or penalties related to uncertain tax positions. The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

The provision (benefit) for income taxes for the year ended December 31, 2011 and 2010 consists of the following:

	December 31, 2011	December 31, 2010
Federal
Current	$-	$-
Deferred	-	-
State
Current	800	800
Deferred	-	-
	$800	$800

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 2 - Summary of Significant Accounting Policies (Continued)

h.       Provision For Income Taxes (Continued)

Net deferred tax assets consist of the following components as of December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Deferred tax assets:
Net operating loss carryover	$815,946	$685,057
Depreciation	(91,970)	(113,081)
Research and development carry forward	136,465	136,465
Related party accruals	131,540	113,674
Inventory reserve	249,299	249,299
Allowance for doubtful accounts	33,605	33,605
Accrued compensation	80,967	80,967
Deferred tax liabilities:
Valuation allowance	(1,355,852)	(1,185,986)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the estimated U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the year ended December 31, 2011 and 2010 due to the following:

	December 31, 2011	December 31, 2010
Book Loss	$(172,206)	$(450,622)
Meals and entertainment	476	1,448
State tax deduction	312	312
Related party expense	17,865	4,694
Stock/Options for services	81,395	258,741
Depreciation	21,111	4,574
Accrued compensation	-	41,862
Inventory reserve	-	66,819
Net operating loss carryover	51,047	72,172
Income Tax Expenses	$-	$-

At December 31, 2011, the Company had net operating loss carry forwards of approximately $815,000 through 2031.  No tax benefit has been reported in the December 31, 2011 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 2 - Summary of Significant Accounting Policies (Continued)

i.       Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

j.       Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. During the year ended December 31, 2011 and 2010, the Company expensed $36,118 and $26,610, respectively.

k.       Revenue Recognition

The Company recognizes revenue from the sale of new engines for use with compressed natural gas and engine components to convert existing engines to compressed natural gas use.  Revenue is recognized upon shipment of the products, and when collection is reasonably assured.

l.       Concentration of Risks

Customers
During the year ended December 31, 2011, seven customers accounted for approximately 65% of sales.
For the year ended December 31, 2010, six customers accounted for approximately 60% of sales.

Suppliers

During the year ended December 31, 2011, one supplier accounted for 20% of products purchased. During the year ended December 31, 2010, one supplier accounted for 15% of products purchased.

m.       Long – Lived Assets

The Company assesses the recoverability of its long lived assets annually and whenever circumstances would indicate that there may be an impairment.  The Company compares the estimated undiscounted future cash flows to the carrying value of the long lived assets to determine if an impairment has occurred.  In the event that an impairment has occurred, the Company will recognize the impairment immediately.

n.       Research and Development

The Company expenses the costs of researching and developing its products during the period incurred. During the years ended December 31, 2011 and 2010, the Company incurred research and development expenses of $143,304 and $133,302, respectively.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 2 - Summary of Significant Accounting Policies (Continued)

o.       Liquidity

Historically, the Company has incurred net losses and negative cash flows from operations.  As of December 31, 2011, the Company had an accumulated deficit of $6,423,702 and total stockholders’ equity of $448,909.  At December 31, 2011, the Company had current assets of $1,125,989, including cash and cash equivalents of $31,196, and current liabilities of $698,584, resulting in working capital of $427,405. For 2011, the Company reported a net loss of $441,555 and net cash used by operating activities of $272,777. Management believes that based on its operating plan, the projected sales for 2012, combined with funds available from its working capital will be sufficient to fund operations for the next twelve months.  However, there can be no assurance that operations and operating cash flows will continue at the current levels or improve in the near future. If the Company is unable to continue profitable operations and obtain positive operating cash flows, it may require additional funding or be forced to scale back its development plans or to significantly reduce or terminate operations.

p.      Stock- Based Compensation

The Company recognizes compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair  value.  The Company estimates the fair value of stock options using a Black-Scholes option pricing model which requires management to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Note 3 - Inventory

Inventory is stated at the lower of cost or market.  The Company’s inventory consists of finished goods and raw material and is located in San Marcos, California at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
Location : San Marco, CA
Raw materials	$946,762	$970,046
Finished goods	674,198	642,360
Peru (finished goods)	18,454	18,454
In transit	8,232	51,716
Allowance for obsolete inventory	(627,529)	(627,529)
Total	$1,020,117	$1,055,047

The Company has established an allowance for obsolete inventory.  Expense for obsolete inventory was
$-0- and $171,331, for the years ended December 31, 2011 and 2010, respectively.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 4 - Property and Equipment

Property and equipment at December 31, 2011 and 2010 consisted of the following:

	December 31, 2011	December 31, 2010
Research and development equipment	$41,159	$41,159
Tooling equipment	27,753	22,453
Manufacturing Equipment	10,171	-
Computer equipment	2,721	2,721
Less: accumulated depreciation	(68,555)	(66,333)
Total	$13,249	$-

Depreciation expense for the years ended December 31, 2011 and 2010 was $2,221 and $11,726, respectively.

Note 5 - Intellectual Property

The Company’s patents and trademarks at December 31, 2011 and 2010 were as follows:

	December 31, 2011	December 31, 2010
Patents	$42,295	$42,295
Trademarks	1,920	1,920
Intellectual property and customer list	474,000	474,000
Less: accumulated amortization	(509,959)	(441,697)
Total	$8,256	$76,518

Amortization expense for the years ended December 31, 2011 and 2010 was $68,263 and $81,985, respectively.

Note 6 - Customer Deposits

The Company may require a customer deposit from domestic and international customers.  As of December 31, 2011 and 2010 the Company had customer deposits of $286,608 and $333,887, respectively.

Note 7 - Purchase Commitments

As of December 31, 2011 and 2010, the Company had outstanding purchase commitments for inventory totaling $166,166 and $184,592 respectively. Of these amounts, the Company had made prepayments of $41,943 as of December 31, 2011 and $73,412 as of December 31, 2010 and had commitments for future cash outlays for inventory totaling $124,223 and $111,180, respectively.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 8 - Related Party Transactions

Accounts Receivable – Related Parties

During the years ended December 31, 2007 through 2010, the Company a minority interest in various distributors in exchange for use of the Company’s name and Logo. As of December 31, 2011, the Company owned a 15% interest in Omnitek Engineering Thailand Co. Ltd., a 20% interest in Omnitek Peru S.A.C., and a 5% interest in Omnitek Stationary, Inc.  As of December 31, 2011 and 2010, the Company was owed $16,715 and $-0-, respectively, by related parties for the purchase of products.

Accounts Payable – Related Parties

The Company regularly incurs expenses that are paid for by related parties and purchases goods and services from related parties. As of December 31, 2011 and 2010, the Company owed related parties for such expenses, goods and services in the amounts of $2,568 and $4,068, respectively.

Accrued Compensation – Related Parties

During the year ended December 31, 2011 and 2010, related parties were due amounts for services performed for the Company.  As of December 31, 2011 and 2010 the related parties’ payables consisted of the following:

	December 31,	December 31,
	2011	2010
Amounts due to the president	$271,253	$309,446
Amounts due to other officers of the company	80,327	86,442
Total	$351,580	$395,888

Note 9 - Note Payable

At December 31, 2009, the Company had a current note payable, in the amount of $84,158, which bore interest at 12% per annum. The note called for the Company to make monthly payments of $8,885 of principal and interest, with the final payment due October 15, 2010.  The note was secured by 100,000 shares, of the Company’s common stock and certain inventory parts.  As stipulated by the note the 100,000 shares were been issued in the Company’s name.  The note was repaid in full during the year ended December 31, 2010 and the shares were cancelled.

Note 10 – Stockholders’ Equity

Options and Warrants

During the years ended December 31, 2011 and 2010, the Company granted -0- and -0- warrants for services, respectively.  During the years ended December 31, 2011 and 2010, the Company recognized expense of $12,997 and $52,712 related to warrants that vested, respectively.

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 10 – Stockholders’ Equity (Continued)

During the years ended December 31, 2011 and 2010, the Company granted $0 and 700,000, respectively previously expired options to a consultant. The fair value of the options granted was estimated on the date granted using the Black-Scholes pricing model, with the following assumptions used for the valuation: risk-free interest rate of 0.97%, expected dividend yield of zero, expected lives of one and one half years and expected volatility of 196.7%.  During the years ended December 31, 2011 and 2010, the Company recognized expense of $195,709 and $585,101 related to options that vested during the years, respectively.

In April 2007, the Company’s shareholders approved its 2006 Long-Term Incentive Plan (“the Plan”).   Under the plan, the Company may issue up to 10,000,000 shares of both Incentive Stock Options to employees only and Non-Qualified Stock Options to employees and consultants at its discretion.  As of December 31, 2011 the Company has a total of 4,520,000 options issued under the plan.

A summary of the status of the options and warrants granted at December 31, 2011 and 2010, and changes during the years then ended is presented below:

	December 31, 2011		December 31, 2010
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	5,870,000	$0.52	5,170,000	$0.57
Granted	-	-	700,000	0.13
Exercised	(1,177,983)	0.15	-	-
Expired or cancelled	(1,872,017)	0.43	-	-
Outstanding at end of year	2,820,000	0.73	5,870,000	0.52

Exercisable	2,820,000	$0.73	4,750,000	$0.48

A summary of the status of the options and warrants outstanding at December 31, 2011 is presented below:

Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life	Number Exercisable	Weighted-Average Exercise Price
$0.01-0.50	200,000	2.78 years	200,000	$0.38
$0.51-0.75	1,580,000	.88 years	1,580,000	0.63
$0.76-1.00	1,040,000	.86 years	1,040,000	0.94

$0.01-1.00	2,820,000	1.0 years	2,820,000	$0.73

OMNITEK ENGINEERING CORP.
Notes to the Financial Statements
December 31, 2011 and 2010

Note 10 – Stockholders’ Equity (Continued)

Common Stock

On November 16, 2009 the Company issued 100,000 shares of common stock in the Company’s name as partial collateral for the note payable.  These shares were cancelled in 2010 upon the repayment of the note payable.

An officer of the Company, resigned effective January 15, 2010.  Under mutual agreement, the officer surrendered 600,000 shares of the Company’s common stock acquired by him in a prior merger.

On January 5, 2010 the Company issued 20,000 shares of common stock for legal services valued at $7,500. On September 22, 2010 the Company issued 137,500 shares of common stock in the Company’s for consulting services valued at $25,625. On December 31, 2010 the Company issued 74,654 shares of common stock in the Company’s for legal and consulting services valued at $11,198.

On May 20, 2011, the Company issued an aggregate of 300,000 shares of its common stock in consideration of the capital contribution of $150,000 and 700,000 shares of its common stock in consideration of the capital contribution of $87,500 upon the exercise of a warrant.

On May 20, 2011, the Company issued an aggregate of 377,983 shares of its common stock upon the cashless exercise of warrants issued for services.

Note 11 – Subsequent Events

On February 15, 2012, the Company entered into a Revolving Line of Credit Agreement (the “Credit Agreement”) with Chachas Land Co., Inc., a Nevada Corporation (the “Lender”). Under the terms of the Credit Agreement, the Company may borrow, from time to time, up to the principal amount of $50,000, for an initial term of six months which can be extended for an additional six months at the option of the Company pursuant to the terms of the Credit Agreement. The annual interest rate of the Credit Line is 9% with interest paid monthly on the then outstanding balance. The Credit Line is evidenced by a Revolving Line of Credit Note (“Note”).  The Credit Agreement and Note are secured pursuant to the terms of a Stock Pledge Agreement, by common stock of the Company equal to two times the outstanding unpaid principal and accrued interest at any time, with the initial pledge of 100,000 shares of common stock of the Company.  The Credit Agreement, Note and Stock Pledge Agreement contain customary events of default, including, among others, non-payment of principal and interest and in the event the Company is involved in certain insolvency proceedings. In the event of a default, all of the obligations of the Company under the Credit Line may be declared immediately due and payable.

Concurrently with the execution of the Credit Agreement, Note and Stock Pledge Agreement and as a financial accommodation for the extension of credit to the Company, the Company issued a Warrant to the Lender to purchase 5,000 shares of its common stock at an exercise price of $2.68 per share.  The Warrant is exercisable for a period of five years expiring on February 15, 2017.

On February 2, 2012, the Company issued 9,524 restricted shares of its common stock upon receipt of a capital contribution of $20,000 in cash to one accredited investor.

Management has evaluated subsequent events and has determined there are no material subsequent events to report.

OMNITEK ENGINEERING CORP.
 (Unaudited) Condensed Interim Financial Statements
March 31, 2012

OMNITEK ENGINEERING CORP.
Condensed Balance Sheets

ASSETS

	March 31,	December 31,
	2012	2011
CURRENT ASSETS
Cash	$47,934	$31,196
Accounts receivable, net	55,807	13,506
Accounts receivable -related party	-	16,715
Inventory	961,591	1,020,117
Prepaid expense	1,675	2,512
Deposits	85,193	41,943

Total Current Assets	1,152,200	1,125,989

FIXED ASSETS, net	12,551	13,249

OTHER ASSETS
Intellectual property, net	7,497	8,256

Total Other Assets	7,497	8,256

TOTAL ASSETS	$1,172,248	$1,147,494

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$130,619	$57,828
Accrued expenses - related parties	347,470	351,580
Accounts payable - related parties	13,332	2,568
Notes Payable	40,000	-
Customer deposits	319,592	286,608

Total Current Liabilities	851,013	698,584

Total Liabilities	851,013	698,584

STOCKHOLDERS' EQUITY
Common stock, 125,000,000 shares authorized no par value
17,247,336 and 17,137,812 shares issued and outstanding,
respectively	2,679,299	2,659,299
Additional paid-in capital	4,228,763	4,213,313
Accumulated deficit	(6,586,827)	(6,423,702)

Total Stockholders' Equity	321,235	448,910

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,172,248	$1,147,494

The accompanying notes are an integral part of these financial statements.

 OMNITEK ENGINEERING CORP.
Condensed Statements of Operations

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2012	2011
REVENUES	$306,369	$615,256
COST OF GOODS SOLD	200,612	282,630
GROSS MARGIN	105,757	332,626

OPERATING EXPENSES

General and administrative	237,323	265,857
Research and development expense	28,894	27,465
Depreciation and amortization expense	1,457	20,393

Total Operating Expenses	267,674	313,715

LOSS FROM OPERATIONS	(161,917)	18,911

OTHER EXPENSE

Interest expense	(408)	-

Total Other Expense	(408)	-

NET INCOME (LOSS) BEFORE INCOME TAXES	(162,325)	18,911
INCOME TAX EXPENSE	800	800

NET INCOME (LOSS)	$(163,125)	$18,111

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$(0.01)	$0.00

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING	17,196,734	15,659,829

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
Condensed Statements of Cash Flows

	Months Ended	Months Ended
	March 31,	March 31,
	2012	2011
OPERATING ACTIVITIES
Net Income (loss)	$(163,125)	$18,111
Adjustments to reconcile net loss to
net cash used by operating activities:
Amortization and depreciation expense	1,457	20,393
Options and warrants granted	15,450	69,452
Changes in operating assets and liabilities:
Accounts receivable	(42,302)	7,773
Accounts receivable–related parties	16,715	(30,295)
Deposits	(43,250)	(38,876)
Prepaid Expense	837	-
Inventory	58,526	95,811
Accounts payable and accrued expenses	72,791	(71,366)
Customer deposits	32,984	(51,456)
Accounts payable-related parties	10,764	-
Accrued expenses-related parties	(4,110)	(11,924)

Net Cash (Used in) Provided by Operating Activities	(43,264)	7,623

INVESTING ACTIVITIES
Purchase of property and equipment	-	(10,621)

Net Cash Used in Investing Activities	-	(10,621)

FINANCING ACTIVITIES
Issuance of common stock for cash	20,000	-
Note Payable	40,000

Net Cash Provided by Financing Activities	60,000	-

NET INCREASE (DECREASE) IN CASH	16,737	(2,998)
CASH AT BEGINNING OF YEAR	31,196	34,944

CASH AT END OF PERIOD	$47,933	$31,946

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
CASH PAID FOR:
Interest	$408	$-
Income taxes	$800	$800

NON CASH FINANCING ACTIVITIES:
Common stock issued for debt	$-	$-

The accompanying notes are an integral part of these financial statements.

OMNITEK ENGINEERING CORP.
 Notes to Condensed Financial Statements
March 31, 2012

Note 1 - Condensed Financial Statements

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2012, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2011 audited financial statements.  The results of operations for the periods ended March 31, 2012 and 2011 are not necessarily indicative of the operating results for the full years.

Note 2 – Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

Inventory

Inventory is stated at the lower of cost or market.  The Company’s inventory consists of finished goods and raw material and is located in San Marcos, California at March 31, 2012 and December 31, 2011 consisted of the following:

	March 31,	December 31,
	2012	2011
Raw materials	$872,830	$946,762
Finished goods	697,836	674,198
Peru (finished goods)	18,454	18,454
In transit	-0-	8,232
Allowance for obsolete inventory	(627,529)	(627,529)
Total	$961,591	$1,020,117

The Company has established an allowance for obsolete inventory.  Expense for obsolete inventory was
$-0- and $-0-, for the periods ended March 31, 2012 and December 31, 2011, respectively.

OMNITEK ENGINEERING CORP.
 Notes to Condensed Financial Statements
March 31, 2012

Note 2 – Significant Accounting Policies (continued)

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of November 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of March 31, 2012 and December 31, 2011 the Company had no accrued interest or penalties related to uncertain tax positions. The Company files an income tax return in the U.S. federal jurisdiction and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state, and local, or non-U.S. income tax examinations by tax authorities for years before 2008.

Note 3 - Related Party Transactions

Accounts Receivable – Related Parties

During the years ended December 31, 2007 through 2010, the Company a minority interest in various distributors in exchange for use of the Company’s name and logo. As of December 31, 2011, the Company owned a 15% interest in Omnitek Engineering Thailand Co. Ltd., a 20% interest in Omnitek Peru S.A.C., and a 5% interest in Omnitek Stationary, Inc.  As of March 31, 2012 and December 31, 2011, the Company was owed $-0- and $16,715, respectively, by related parties for the purchase of products.

Accounts Payable – Related Parties

The Company regularly incurs expenses that are paid for by related parties and purchases goods and services from related parties. As of March 31, 2012 and December 31, 2011, the Company owed related parties for such expenses, goods and services in the amounts of $13,332 and $2,568, respectively.

Accrued Expenses – Related Parties

During the periods ended March 31, 2012 and December 31, 2011, related parties were due amounts for services performed for the Company.  During the three months ended March 31, 2012, officers of the company contributed $2,428 as compensation and the Company made cash payments of $6,538.

OMNITEK ENGINEERING CORP.
 Notes to Condensed Financial Statements
March 31, 2012

Note 3 - Related Party Transactions

As of March 31, 2012 and December 31, 2011 the related parties’ payables consisted of the following:

	March 31,	December 31,
	2012	2011
Amounts due to the president	$265,484	$271,253
Amounts due to other officers of the company	81,986	80,327
Total	$347,470	$351,580

Line of Credit Payable  – Related Parties

On February 15, 2012 the Company has entered into a revolving line of credit agreement with a shareholder for $50,000 for an initial period of 6 months. The Company owes $40,000 under the revolving line of credit as of March 31, 2012. The revolving line of credit bears interest at 9% per annum and is secured by 100,000 shares of the Company’s common stock. The Company owes $128 of accrued interest on the revolving line of credit as of March 31, 2012. The Company granted 5,000 stock purchase warrants as consideration for the funding of the revolving line of credit resulting in an expense of $15,450.

Note 4 - Stock Options and Warrants

During the three months ended March 31, 2012, the Company granted 5,000 warrants as consideration for the funding of the revolving line of credit.  The fair value of the options granted was estimated on the date granted using the Black-Scholes pricing model, with the following assumptions used for the valuation: risk-free interest rate of 85.00%, expected dividend yield of zero, expected life of five years and expected volatility of 582.87%.  The warrants have an exercise price of 2.68, and can be exercised at any time and expire in five years from the grant date.

During the three months ended March 31, 2012 and 2011, the Company recognized expense of $15,450 and $69,452, respectively, for options and warrants that vested during the periods pursuant to ASC Topic 718.

In April 2007, the Company’s shareholders approved its 2006 Long-Term Incentive Plan (“the Plan”).   Under the plan, the Company may issue up to 10,000,000 shares of both Incentive Stock Options to employees only and Non-Qualified Stock Options to employees and consultants at its discretion.  As of March 31, 2012 the Company has a total of 2,825,000 options issued under the plan.

OMNITEK ENGINEERING CORP.
 Notes to Condensed Financial Statements
March 31, 2012

Note 4 - Stock Options and Warrants (continued)

A summary of the status of the options and warrants granted at March 31, 2012 and December 31, 2011 and changes during the periods then ended is presented below:

	2012		2011
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	2,820,000	$0.73	5,870,000	$0.52
Granted	5,000	2.68	-	-
Exercised	-	-	(1,177,983)	0.15
Expired or canceled	-	-	(1,872,017)	0.43
Outstanding at end of period	2,825,000	0.73	2,820,000	0.73
Exercisable	2,825,000	$0.73	2,820,000	$0.73

A summary of the status of the options and warrants outstanding at March 31, 2012 is presented below:

	Total Outstanding		Total Exercisable
		Average		Weighted
	Number	Remaining	Number	Average
Range	O/S	Life (Yrs)	Exercisable	Exercisable
$0.01 - 0.50	200,000	2.53	200,000	$0.38
$0.51 - 0.75	1,580,000	0.63	1,580,000	$0.63
$0.76 - 1.00	1,040,000	0.61	1,040,000	$0.94
$1.01 - 3.00	5,000	0.02	5,000	$0.01
$0.01 – 3.00	2,825,000	0.75	2,825,000	$0.73

Note 5 - Subsequent Events

On April 9, 2012, the Company closed a private placement (the “Private Placement”) with select accredited investors (the “Investors”) related to the sale and issuance of an aggregate of 2,602,246 shares of common stock (the “Common Stock”) of the Company (the “Shares”) and warrants to purchase an aggregate of 2,602,246 shares of Common Stock (the “Warrants”). The aggregate gross proceeds raised by the Company were $5,516,762 million. Each Share will be sold to the Investors at $2.12 per Share. The Warrants will expire five (5) years from the date of issue and may be exercised at $3.88 per Share, subject to adjustment in certain circumstances. The Company has allocated $2,758,381 of the total $5,516,762 proceeds to the value of the warrants.

In connection with the Private Placement, the Company paid its placement agents (the “Placement Agents”) an aggregate cash commission equal to $386,173.  In addition, the Company will reimburse the Placement Agents $23,632 for costs and expenses incurred in connection with the Private Placement, and issue to the Placement Agents five-year warrants to purchase an aggregate of 78,067 shares of common stock, at an exercise price of $3.88 per share, subject to adjustment in certain circumstances (the “Placement Agent Warrants”).

OMNITEK ENGINEERING CORP.
 Notes to Condensed Financial Statements
March 31, 2012

Note 5 - Subsequent Events (continued)

The Company also issued to two consultants, five-year warrants purchasing an aggregate of 40,000 shares of common stock, at an exercise price of $3.88 per share.

The Company estimates that the total compensation expense that will be recognized in connection with the warrants using the Black-Scholes pricing model will be $502,965.

On April 10, 2012, the Line of Credit – Related Party was repaid in full and the 100,000 collateral shares were cancelled

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report.  In addition to the events described above, there are no additional material subsequent events to report.

OMNITEK ENGINEERING CORP.
5,282,559 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Prospectus is May____, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$2,500
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,500
Accounting fees and expenses	$25,000
Legal fees and expense	$50,000
Blue Sky fees and expenses	$7,500
Miscellaneous	$1,000
Total	$88,500

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.  Indemnification of Directors and Officers

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. The Company’s Amended and Restated Articles of Incorporation, as amended eliminate the liability of the directors of the registrant for monetary damages to the fullest extent permissible under California law. In addition, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the registrant has the authority to indemnify the Company’s directors and officers and may indemnify its employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by California law.

The Company’s Amended and Restated  By-laws may further provide for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We may also enter into indemnification agreements with each of our directors and certain of our executive officers. These agreements may provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expense to each director and each such officer. We may also obtain directors and officers insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, they have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Private Placement Offering

On April 9, 2012, pursuant to the Securities Purchase Agreement, we issued to 32 Investors, an aggregate of 2,602,246 shares of our common stock and Warrants exercisable into 2,602,246 shares of our common stock for total subscription proceeds of $5,516,762.  The Warrants have an exercise price of $3.88 per share and are exercisable for a period of five years expiring on April 8, 2017.  The number of shares of common stock to be received upon the exercise of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.

Pursuant to the terms of the Engagement Agreement, the Company also issued to the Placement Agent at the Closing Date warrants to purchase 78,067 shares (i.e. 3% of the number of shares of common stock of the Company equal to 3% of the aggregate number of shares sold to Investors), which shall have the same terms, including exercise price and registration rights, as the Investor Warrants issued in the private placement, and we also paid a cash placement fee of  $386,173 (i.e. 7% of the aggregate purchase price paid by Investors that were sold in the private placement).

The issuance of securities to the Investors and the Placement Agent were not registered under the Securities Act. Such issuance of securities was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act. We made this determination in part based on the representations of Investors, which included, in pertinent part, that such Investors were an “accredited investor” as defined in Rule 501(a) under the Securities Act, and upon such further representations from the Investors that (a) the Investor is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the Investor agrees not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the Investor either alone or together with its representatives has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, and (d) the Investor has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Our determination is made based further upon our action of (a) making written disclosure to each Investor in the Securities Purchase Agreement prior to the closing of sale that the securities have not been registered under the Securities Act and therefore cannot be resold unless they are registered or unless an exemption from registration is available, (b) making written descriptions of the securities being offered, the use of the proceeds from the offering and any material changes in the Company’s affairs that are not disclosed in the documents furnished, and (c) placement of a legend on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and setting forth the restrictions on transferability and sale of the securities, and upon such inaction of  the Company of any general solicitation or advertising for securities herein issued in reliance upon Regulation D Rule 506 and Section 4(2) of the Securities Act.

Other Issuances

On April 9, 2012, the Company issued warrants to purchase 40,000 shares of common stock of the Company to two accredited investors for consulting services provided to the Company.  The Warrants have an exercise price of $3.88 per share and are exercisable for a period of five years expiring on April 8, 2017.  The number of shares of common stock to be received upon the exercise of the Warrants are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Closing Date.  The issuance of the Warrants was exempt from registration under the safe harbor provided by Regulation D Rule 506 and Section 4(2) of the Securities Act.  The consultants receiving the Warrants were accredited investors, were acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.  No underwriters were used in the issuance of the securities.

On February 15, 2012, and concurrently with the execution of a Credit Agreement, Note and Stock Pledge Agreement, the Company issued a Warrant as a financial accommodation for the extension of credit to the Company, to purchase 5,000 shares of its common stock at an exercise price of $2.68 per share.  The Warrant is exercisable for a period of five years expiring on February 15, 2017. The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The entity receiving the Warrant was an accredited investor, was acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision. No underwriters were used in the issuance of these securities.

On February 2, 2012, the Company issued 9,524 restricted shares of its common stock upon receipt of a capital contribution of $20,000 in cash to one accredited investor.  No underwriters were used. The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The individual receiving the common stock was acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.  No underwriters were used in the issuance of these securities.

On September 20, 2011, the Company authorized the issuance of an aggregate of 100,000 shares of its Common Stock in consideration of the capital contribution of $47,000 upon the exercise of that certain Warrant No. 2009-001 on October 15, 2009.  No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The warrant holder was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.  No underwriters were used in the issuance of these securities.

On June 29, 2011, the Company issued 298,286 shares of its common stock upon the cashless exercise of a warrant.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The consultant receiving the common stock was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision. No underwriters were used in the issuance of these securities.

On May 20, 2011, the Company issued 300,000 restricted shares of common stock in consideration of the capital contribution of $150,000 in cash to one accredited investor.  No underwriters were used. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Act based upon the fact that the securities were sold in a private transaction to a single purchaser who made representations to us that (1) the securities were being acquired by such purchaser for investment only and not with view to or for sale in connection with any distribution of the securities, (2) such purchaser has experience in business and financial matters so as to be capable of evaluating the merits and risks of his investment, and (3) such purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

On May 20, 2011 the Company issued 700,000 restricted shares of common stock in consideration of the capital contribution of $87,500 through the exercise of options by two individuals.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Act based upon the fact that the securities were sold to a limited number of purchasers in a private transaction who made representations to us that (1) the securities were being acquired by such purchasers for investment only and not with view to or for sale in connection with any distribution of the securities, (2) such purchasers have experience in business and financial matters so as to be capable of evaluating the merits and risks of their investment, and (3) such purchasers are "accredited investors" within the meaning of Regulation D promulgated under the Act.

On May 19, 2011, the holder of a warrant to purchase up to 100,000 shares of common stock at an exercise price of $1.00 per share exercised the warrant in full on a cashless basis.  By exercising on a cashless basis, the holder authorized the Company to withhold from issuance such number of shares of common stock that would otherwise be issuable upon such exercise of the Warrant that, when multiplied by the fair market value of the common stock as of the date immediately preceding the date of the notice of exercise, is equal to the aggregate exercise price. Due to such cashless exercise, the number of shares of common stock that would otherwise have been issuable upon the exercise of the Warrant was reduced by 64,516, an aggregate fair market value of $100,000 as of the date immediately preceding the date of the notice of exercise.  Accordingly, the Company issued 35,484 shares of its restricted common stock to the holder upon such exercise.  All 100,000 shares issuable under the exercised Warrant have been extinguished in full.  No underwriters were used   The issuance of the shares was made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"), based upon the fact that the securities were issued to a single individual in a private transaction who made representations to the Company that (1) the securities were being acquired for investment only and not with view to or for sale in connection with any distribution of the securities, (2) such individual has experience in business and financial matters so as to be capable of evaluating the merits and risks of his investment, and (3) such individual is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

On April 4, 2011, the Company issued 44,213 shares of its common stock upon the exercise of warrants by the Company’s attorney.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The consultant receiving the common stock was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

 On December 31, 2010, the Company issued 74,654 shares of common stock in the Company’s for legal services valued at $11,198.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The legal counsel receiving the common stock were intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On December 31, 2010 the Company issued 37,500 shares of common stock in the Company’s for consulting services valued at $5,625.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The consultant receiving the common stock was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On September 22, 2010, the Company issued an aggregate of 100,000 shares of its Common Stock to South Bay Holdings at a price of $0.20 per share for future consulting and advisory services to be rendered to the Company valued at $20,000.  No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  South Bay Holdings was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

On January 5, 2010, the Company issued 20,000 restricted shares of Common Stock (i.e. 10,000 shares each to George G. Chachas and J. Anthony Rolfe) at a price of $0.375 per share upon the conversion of the sum of $7,500 due and owing for legal services rendered to the Company by Chachas Law Group P.C. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. As the Company’s legal counsel, Messrs. Chachas and Rolfe were intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On November 17, 2009, the Company issued 21,277 restricted shares of Common Stock to the Garber Family Trust UTD July 30, 1998, at a price of $0.47 per share upon the conversion of the principal sum of $10,000 due and owing under that certain promissory note dated April 3, 2009. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Garber, was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

On November 16, 2009, the Company issued 100,000 shares of common stock in the Company’s name as partial collateral for the note payable to Brad Birdwell.  These shares were cancelled in 2010 upon the repayment of the note payable.  No underwriters were used.  The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.  Mr. Birdwell was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On November 5, 2009, the Company also issued a five year Warrant to Odie Lee Deck III, to purchase 400,000 shares of common stock at an exercise price of $0.375 per share. Pursuant to its terms of the Warrant shall vest and be exercisable as follows: (a) with regard to 100,000 shares (i.e. 25%), immediately, on October 11, 2009; (b) with regard to 100,000 shares (i.e. 25%), at such time as 100 Richburn to Leanburn or diesel-to-natural gas conversion kits (“Kits)” have been sold as a result of the Holder’s efforts on or before April 11, 2011; (c) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 200 Kits have been sold. In the event that 100 Rich to Lean Natural Gas Conversion Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to 100,000 shares shall expire and terminate; and (d) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 500 Kits have been sold as a result of the Holder’s efforts on or before October 11, 2012. In the event that 100 Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to these 100,000 shares shall expire and terminate. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Having worked closely with the Company for many years, Mr. Deck, was intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On November 5, 2009, the Company issued a five year Warrant to D. Edward McGawley to purchase 400,000 shares of common stock at an exercise price of $0.375 per share. Pursuant to its terms of the Warrant shall vest and be exercisable as follows: (a) with regard to 100,000 shares (i.e. 25%), immediately, on October 11, 2009; (b) with regard to 100,000 shares (i.e. 25%), at such time as 100 Richburn to Leanburn or diesel-to-natural gas conversion kits (“Kits)” have been sold as a result of the Holder’s efforts on or before April 11, 2011; (c) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 200 Kits have been sold. In the event that 100 Rich to Lean Natural Gas Conversion Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to 100,000 shares shall expire and terminate; and (d) provided that 100 Kits have been sold as a result of the Holder’s efforts on or before April 11, 2011, then the Warrant shall vest and be exercisable with regard to 100,000 shares (i.e. 25%), at such time as 500 Kits have been sold as a result of the Holder’s efforts on or before October 11, 2012. In the event that 100 Kits have NOT been sold as a result of the Holder’s efforts on or before April 11, 2011, the Warrant with regard to these 100,000 shares shall expire and terminate. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Having worked closely with the Company for many years, Mr. McGawley, was intimately acquainted with the Company’s business, operations and proposed activities at the time of issuance, and possessed information on the Company necessary to make an informed investment decision.

On October 15, 2009, in conjunction with the Company entering into the above referenced Convertible Promissory Note with Brad Birdwell, the Company issued a two year Warrant to Brad Birdwell to purchase 100,000 shares of common stock at an exercise price of $0.47 per share. No underwriters were used. The securities were sold pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Mr. Birdwell was intimately acquainted with the Company’s business plan and proposed activities at the time of issuance, is an accredited investor and possessed information on the Company necessary to make an informed investment decision.

On October 15, 2009, the Company entered into a Convertible Promissory Note with Brad Birdwell, for an aggregate amount in cash of $100,000, which note is convertible at a rate of $0.47 per share of restricted Common Stock of the Company. The securities were issued pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits and Financial Statement Schedules

Exhibits. The following exhibits are either filed as a part hereof or are incorporated by reference. Exhibit numbers correspond to the numbering system in Item 601 of Regulation S-K.

Exhibit
Number	Description of Exhibit
2.1	Pensare Inc. Merger Agreement and Plan of Reorganization(1)
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Amended and Restated By-laws (1)
5.1	Opinion of Chachas Law Group, P.C. (8)
10.1	Exclusive Representation Agreement with Omnitek Stationary, Inc., dated December 2, 2009(1)
10.2	2011 Long-Term Incentive Plan(2)
10.3	Lock-Up Agreement with Lewis Lurtz dated February 1, 2012(3)
10.4	Lock-Up Agreement with Garber Family Trust dated February 1, 2012(4)
10.5	Lock-Up Agreement with Michael W. Jordan Dynasty Trust dated February 9, 2012(4)
10.6	Lock-Up Agreement with Peter Petersen dated March 1, 2012(5)
10.7	Continuing Obligation Agreement with Peter Petersen dated March 1, 2012(5)
10.8	Agreement and Assignment dated March 15, 2012(6)
10.9	Securities Purchase Agreement dated April 5, 2012(7)
10.10	Registration Rights Agreement dated April 5, 2012(7)
10.11	Form of Warrant(7)
10.12	Escrow Agreement dated April 5, 2012(7)
21.1	Subsidiaries(1)
23.1	Consent of Sadler, Gibb & Associates, LLC (8)
23.2	Consent of Chachas Law Group P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
101
The following materials from the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 formatted in Extensible Business Reporting Language (“XBRL”): (i) the balance sheets (unaudited); (ii) the statements of operations (unaudited); (iii) the statements of cash flows (unaudited); and, (iv) related notes. (9)

(1)  Incorporated by reference from our Registration Statement on Form 10 filed with the SEC on April 27, 2010.
(2)  Incorporated by reference from our Quarterly Report on Form 10-Q filed with the SEC on November 8, 2011.
(3)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on February 8, 2012.
(4)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on February 10, 2012.
(5)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 5, 2012.
(6)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on March 16, 2012.
(7)  Incorporated by reference from our Current Report on Form 8-K filed with the SEC on April 6, 2012.
(8)  Filed herewith.
(9) Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files submitted under Exhibit 101 are not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Marcos, State of California, on the date indicated below.

OMNITEK ENGINEERING CORP.

Date: May 16, 2012	By:	/s/ Werner Funk
Werner Funk Director and Chief Executive Officer (Principal Executive Officer)

Date: May 16, 2012	By:	/s/ Janice Quigley
Janice Quigley Director and Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Werner Funk, jointly and severally, as his or her attorneys-in-fact, with full power of substitution in each, for him or her in any and all capacities to sign any amendments to this registration statement on Form S-1, including, without limitation, any post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Werner Funk	Director, President, Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2012
Werner Funk

/s/ Janice M. Quigley	Director, Vice President, and Chief Financial Officer (Principal Financial and Accounting Officer)	May 16, 2012
Janice M. Quigley